UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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The Providence Service Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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700 Canal Street, Third Floor

Stamford, CT 06902
_________________

April 28, 2017

Dear Stockholder:

We are pleased to invite you to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of The Providence Service Corporation (the “Company”), which will be held on June 15, 2017, at 11:00 a.m., local time, at 700 Canal St., Third Floor, Stamford, CT 06902.

At the Annual Meeting you will be asked to consider and vote on the proposals described in the accompanying notice of annual meeting and Proxy Statement, as well as such other business as may properly come before the meeting.

Your vote is important and we encourage you to vote promptly. For record holders, whether or not you are able to attend the Annual Meeting in person, please follow the instructions contained in the Notice on how to vote via the Internet, by telephone, or request a paper proxy card to complete, sign and return by mail so that your shares may be voted. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

On behalf of the Board of Directors and management of the Company, I extend our appreciation for your continued support.

James M. Lindstrom
Director, President and Chief Executive Officer

700 Canal Street, Third Floor

Stamford, CT 06902
_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 15, 2017
_________________

TO OUR STOCKHOLDERS:

Notice is hereby given that the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of The Providence Service Corporation (the “Company”) will be held at 700 Canal St., Third Floor, Stamford, CT 06902, at 11:00 a.m. (local time) on June 15, 2017. The Annual Meeting is being held for the following purposes:

1.   To elect three Class 2 directors each to serve for a three-year term until the 2020 annual meeting of stockholders or until his or her successor has been duly elected and qualified, as more fully described in the accompanying Proxy Statement;

2.   To hold a non-binding advisory vote to approve named executive officer compensation;

3.   To hold a non-binding advisory vote to approve the frequency of future non-binding advisory votes to approve named executive officer compensation;

4.   To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company to serve for the 2017 fiscal year; and

5.   To transact such other business as may properly come before the Annual Meeting or any of its adjournments, postponements or reschedulings.

Only stockholders of record of the Company’s common stock, par value $0.001 per share, and Series A convertible preferred stock, par value $0.001 per share, as shown by the transfer books of the Company, at the close of business on April 20, 2017, are entitled to notice of, and to vote at, the Annual Meeting or any adjournments, postponements or reschedulings thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote your shares in advance using one of the methods outlined in the accompanying Proxy Statement and proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 15, 2017. We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. Consequently, the majority of stockholders will not receive paper copies of our proxy materials. We will instead mail stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) with instructions for accessing proxy materials and voting via the Internet. The Notice will also provide information on how stockholders may obtain paper copies of our proxy materials if they so choose. The Proxy Statement, form of proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available free of charge at www.envisionreports.com/PRSC. The Notice or our proxy materials, as applicable, are first being mailed to stockholders on or about April 28, 2017.

By Order of the Board of Directors,

Sophia D. Tawil Senior Vice President, General Counsel & Corporate Secretary

April 28, 2017
Stamford, Connecticut

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE
VOTE YOUR SHARES USING ONE OF THE METHODS OUTLINED IN THE PROXY STATEMENT
AS PROMPTLY AS POSSIBLE. SEE “VOTING PROCEDURES” IN THE ACCOMPANYING PROXY
STATEMENT FOR FURTHER DETAILS. IF YOU DO ATTEND THE MEETING, YOU MAY, IF
YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

THE PROVIDENCE SERVICE CORPORATION
700 Canal Street, Third Floor

Stamford, CT 06902

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of The Providence Service Corporation (the “Company”), a Delaware corporation, for use at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company, to be held at 700 Canal St., Third Floor, Stamford, CT 06902, at 11:00 a.m. (local time) on June 15, 2017, and at any adjournments, postponements or reschedulings of the meeting, for the purposes set forth herein and in the attached notice of Annual Meeting. Accompanying this Proxy Statement is the Board’s proxy for the Annual Meeting, which you may use to indicate your vote on the proposals described in this Proxy Statement.

As is the practice of many other companies, the Company is now providing proxy materials by a “notice and access” process through the Internet. Those stockholders who wish to receive paper proxy materials may request them. This Proxy Statement and accompanying proxy will be mailed to Company stockholders who request paper proxy materials on or about April 28, 2017.

Only stockholders of record, as shown on the transfer books of the Company, at the close of business on April 20, 2017 (the “Record Date”), will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments, postponements or reschedulings thereof. On the Record Date, there were 13,465,383 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), outstanding and 803,398 shares of the Company’s Series A convertible preferred stock, par value $0.001 per share (“Preferred Stock”), outstanding, which, on an as-converted basis, represented 2,014,538 shares of Common Stock. The Common Stock and Preferred Stock are the only outstanding classes of capital stock of the Company with voting rights, and the Common Stock and the Preferred Stock vote together as a single class. Each share of Common Stock is entitled to one vote, and each share of Preferred Stock is entitled to that number of votes equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Preferred Stock are convertible as of the close of business on the Record Date. As of the Record Date, each share of outstanding Preferred Stock was convertible into approximately 2.51 shares of Common Stock.

Sending in a signed proxy will not affect a stockholder’s right to attend the Annual Meeting and vote in person since the proxy is revocable. All proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting or voted by internet or telephone, and which have not been revoked, will, unless otherwise directed by the stockholder, and other than with respect to broker non-votes, as discussed below, be voted in accordance with the recommendations of the Board set forth in this Proxy Statement. A stockholder may revoke his or her proxy at any time before it is voted by following the instructions under “Voting Procedures—Changing or Revoking Your Vote.”

The principal executive offices of the Company are located at 700 Canal Street, Third Floor, Stamford, CT 06902, and the telephone number of the Company is (203) 307-2800. References to the “Company”, “Providence”, “we”, “us” or “our” and similar terms mean The Providence Service Corporation and, except as otherwise specified herein, its subsidiaries. When such terms are used in reference to the Common Stock or Preferred Stock, they refer specifically to The Providence Service Corporation.

VOTING PROCEDURES

The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock (on an as-converted basis) will constitute a quorum for the transaction of business at the Annual Meeting. All shares of Common Stock and Preferred Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, will be counted in determining the presence of a quorum. Withheld votes, abstentions and broker non-votes (i.e., when a nominee holding shares of Common Stock or Preferred Stock cannot vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner) will be included in the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum.

A holder of Common Stock is entitled to cast one vote for each share of Common Stock held of record on the Record Date on all matters to be considered at the Annual Meeting. A holder of Preferred Stock is entitled to that number of votes equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Preferred Stock are convertible as of the close of business on the Record Date. As of the Record Date, each share of outstanding Preferred Stock was convertible into approximately 2.51 shares of Common Stock.

Approval of Proposal 1 requires a majority of the votes cast for the director nominees. Abstentions and broker non-votes are not considered votes cast with respect to the election of directors and thus will have no effect on the election of directors.

A plurality of the votes cast is required for the approval of Proposal 3. This means that whichever of 1, 2 or 3 years receives the most votes will be approved. Abstentions and broker non-votes will not count toward the determination of whichever of 1, 2 or 3 years is approved.

Approval of Proposals 2 and 4 will require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions are considered present and entitled to vote on Proposals 2 and 4 and will have the same legal effect as votes against any such proposal. Broker non-votes are not considered entitled to vote and will not count as votes against such proposals at the Annual Meeting. Cumulative voting is not permitted.

If you hold your shares in “street name” (that is, your shares are held in an account at and registered in the name of a brokerage firm, bank, broker-dealer or similar organization) absent instructions from you, your broker may vote your shares on the ratification of the appointment of KPMG LLP (“KPMG”) as the independent registered public accounting firm of the Company for the 2017 fiscal year, but may not vote your shares on the election of directors, the non-binding advisory vote to approve named executive officer compensation or the non-binding advisory vote to approve the frequency of future non-binding advisory votes to approve named executive officer compensation. If you do not provide voting instructions on these items to your broker, your shares will count as broker non-votes with respect to these matters. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Notice and Access. The Company uses the Internet as the primary means of furnishing proxy materials to stockholders. Stockholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”) with instructions for accessing the proxy materials and voting via the Internet. The Notice will also provide information on how stockholders may obtain paper copies of our proxy materials.

The Company’s proxy materials are also available at www.envisionreports.com/PRSC.

Stockholder of Record. If you are the stockholder of record with respect to your shares (that is, your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A.), you may vote using the following methods:

●	In Person. You may vote in person at the Annual Meeting by requesting a ballot from a Company representative when you arrive.

●	Internet. You may vote by Internet at www.envisionreports.com/PRSC. You will be prompted to enter your Control Numbers which are located on the Notice and then follow the instructions given to vote.

●	Telephone. You may vote by telephone at 1-800-652-8683. You will be prompted to enter your Control Numbers which are located on the Notice and then follow the instructions to vote.

●

Mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy by filling out the voting instruction form included with your proxy materials and returning it in the envelope provided.

The deadline for registered stockholders to vote by Internet, telephone or mail is 11:59 p.m., Eastern Daylight Time, on June 14, 2017.

Beneficial Owner of Shares Held in Street Name. If you are the beneficial owner of shares held in street name (that is, your shares are held in an account at and registered in the name of a brokerage firm, bank, broker-dealer or similar organization), you may vote using the following methods:

●

In Person. You must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that authorizes you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy.

You must bring a copy of the legal proxy to the Annual Meeting and ask for a ballot from a Company representative when you arrive. In order for your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to a Company representative to be provided to the inspector of election.

●	Internet and Telephone. Please check your proxy card or contact your respective organization to determine your availability to vote by Internet or telephone.

●

Mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy by filling out the voting instruction form included with your proxy materials and returning it in the envelope provided.

Changing or Revoking Your Vote. After voting, you may change your vote one or more times by completing and returning a new proxy to the Company, by voting again either by Internet or telephone as described in this Proxy Statement, or by voting in person at the Annual Meeting. You may request a new proxy card from the Company’s Corporate Secretary at the address below. You may revoke a proxy before its exercise by filing written notice of revocation with the Company’s Corporate Secretary at 700 Canal Street, Third Floor, Stamford, CT 06902, before the Annual Meeting. The last vote received chronologically will supersede any prior votes. The deadline for registered stockholders to change their vote by Internet or telephone is 11:59 p.m., Eastern Daylight Time, on June 14, 2017.

If you hold your shares through a brokerage firm, bank, broker-dealer or similar organization, please refer to your proxy card or other information forwarded by such organization to learn how you can revoke your proxy and change your vote.

Failure to Provide Voting Instructions. Other than with respect to broker non-votes, if you submit a signed proxy card or vote by Internet or telephone, but do not indicate how you want your shares voted, the persons named in the enclosed proxy card will vote your shares of Common Stock or Preferred Stock, as the case may be:

●	“FOR” the election of the nominees, David A. Coulter, James M. Lindstrom and Leslie V. Norwalk, as Class 2 directors;

●	“FOR” the non-binding advisory vote to approve named executive officer compensation;

●	“EVERY ONE YEAR” for the frequency of future non-binding advisory votes to approve named executive officer compensation;

●	“FOR” the ratification of the appointment of KPMG as the independent registered public accounting firm of the Company to serve for the 2017 fiscal year; and

●

with respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote the proxies in their discretion in accordance with their best judgment and in the manner they believe to be in the best interest of the Company.

Solicitation of Proxies. The entire cost of soliciting proxies, including the costs of preparing, assembling and mailing this Proxy Statement, the proxy card and any additional soliciting materials furnished to stockholders, will be borne by the Company. In addition to solicitation by mail, officers, directors or employees of the Company may solicit proxies in person or by telephone, facsimile or similar means without additional compensation. Upon request, the Company will pay the reasonable expenses incurred by record holders of the Common Stock or Preferred Stock who are brokers, dealers, banks or voting trustees, or their nominees, for sending proxy materials and the Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Annual Report”) to the beneficial owners of the shares they hold of record.

The Company is not presently aware of any matters that will be brought before the Annual Meeting that are not reflected in the attached Notice of the Annual Meeting. If any such matters are brought before the Annual Meeting, the persons named in the enclosed proxy will act or vote in accordance with their best judgment.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of the Record Date, with respect to the beneficial ownership of Providence’s Common Stock and Preferred Stock by (a) each stockholder known by us to own beneficially more than 5% of our outstanding voting power of Common Stock and Preferred Stock, (b) each of Providence’s directors and nominees for director, (c) each of Providence’s executive officers named in the “Summary Compensation Table” which follows, who were named executive officers on the Record Date and (d) all of Providence’s directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power with respect to the shares.

Name and Address	No. of Shares of Common Stock Beneficially Owned (1)	No. of Shares of Preferred Stock Beneficially Owned (1)	Percent of Total Voting Power (1)
BlackRock, Inc. (2)	1,463,489	—	9.5%
Coliseum Capital Management, LLC (3)	1,968,360	765,916	25.1%
Dimensional Fund Advisors LP (4)	827,330	—	5.3%
FMR LLC (5)	917,544	—	5.9%
Renaissance Technologies LLC (6)	910,600	—	5.9%
Todd J. Carter (7)	—	—	—
David A. Coulter (8)	4,703	—	*
Richard A. Kerley (9)	26,649	—	*
James M. Lindstrom (10)	24,022	—	*
Kristi L. Meints (11)	64,395	1,000	*
Leslie V. Norwalk (12)	1,329	—	*
Christopher S. Shackelton (13)	1,968,360	765,916	25.1%
Frank J. Wright (14)	—	—	—
William Severance (15)	2,402	—	*
David C. Shackelton (16)	67,167	76	*
Sophia D. Tawil (17)	1,099	—	*
Matthew Umscheid (18)	2,390	—	*
All directors and executive officers as a group (12 persons) (19)	2,162,516	766,992	26.4%

__________________

*	Less than 1%

(1)

The securities “beneficially owned” by each stockholder are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, they may include securities to which the stockholder has or shares voting or investment power or has the right to acquire within 60 days of the Record Date. Beneficial ownership may be disclaimed as to certain of the securities. As of the Record Date there were 13,465,383 shares of the Common Stock outstanding, and 803,398 shares of Preferred Stock outstanding, which, on an as-converted basis, represents 2,014,538 shares of Common Stock. The Common Stock and Preferred Stock are the only outstanding classes of capital stock of the Company with voting rights, and the Common Stock and the Preferred Stock vote together as a single class. Each share of Common Stock is entitled to one vote, and each share of Preferred Stock is entitled to that number of votes equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Preferred Stock are convertible as of the close of business on the Record Date. As of the Record Date, each share of outstanding Preferred Stock was convertible into approximately 2.51 shares of Common Stock.

(2)	This information is based on the Schedule 13G/A filed with the SEC by BlackRock, Inc. (55 East 52nd Street, New York, NY 10055) on January 17, 2017.

(3)

This information is based on ownership information reported in the Schedule 13D/A filed with the SEC on March 17, 2017 by Coliseum Capital Management, LLC (“CCM”), Coliseum Capital, LLC (“CC”), Coliseum Capital Partners, L.P. (“CCP”), Coliseum Capital Partners II, L.P. (“CCP2”), Coliseum Capital Co-Invest, L.P. (“CCC”), Adam Gray and Christopher S. Shackelton (Metro Center, 1 Station Place, 7th Floor South, Stamford, CT 06902) and on the Form 4 filed with the SEC by the same entities and individuals on March 21, 2017. These entities have advised the Company that their business address has changed to 105 Rowayton Avenue, Rowayton, CT 06853.  Based on information available in the Schedule 13D/A and Form 4, the shares are held directly by (a) CCP, an investment limited partnership of which CC is general partner and for which CCM, a Delaware limited liability company, serves as investment adviser, (b) CCP2, an investment limited partnership of which CC is general partner and for which CCM serves as investment adviser, and (c) a separate account investment advisory client of CCM (the “Separate Account”). Christopher S. Shackelton, the Chairman of our Board, and Adam Gray are managers of and have an ownership in each of CCM and CC and may be deemed to have an indirect pecuniary interest in the shares held by CCP, CCP2 and the Separate Account due to CCM’s right to receive performance-related fees from the Separate Account and CC’s right to receive performance-related fees from CCP and CCP2. Each of Christopher S. Shackelton, Adam Gray, CCP, CCP2, the Separate Account, CC, CCM and CCC disclaims beneficial ownership of these securities except to the extent of that person’s own pecuniary interest therein.

(4)	This information is based on the Schedule 13G filed with the SEC by Dimensional Fund Advisors LP (Building One, 6300 Bee Cave Road, Austin, TX 78746) on February 9, 2017.

(5)	This information is based on the Schedule 13G/A filed with the SEC by FMR LLC (245 Summer Street, Boston, MA 02210) on February 14, 2017.

(6)	This information is based on the Schedule 13G/A filed with the SEC by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation (800 Third Avenue, New York, NY 10022) on February 14, 2017.

(7)	Mr. Carter has 5,031 unvested restricted shares that are excluded from the shares reported and are scheduled to vest more than 60 days after the Record Date.

(8)	The shares reported for Mr. Coulter do not include 5,031 unvested restricted shares that are scheduled to vest more than 60 days after the Record Date.

(9)	Includes 25,982 shares of Common Stock held by Mr. Kerley and 667 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date. The shares reported do not include 6,670 unvested restricted shares that are scheduled to vest more than 60 days after the Record Date.

(10)	The shares reported for Mr. Lindstrom do not include 10,134 vested, unreleased restricted stock units and 21,117 unvested, nonqualified stock options that are scheduled to become exercisable more than 60 days after of the Record Date.

(11)	Includes 32,664 shares of Common Stock held directly by Ms. Meints, 11,917 shares of Common Stock held by a charitable remainder trust of which Ms. Meints is a trustee and a beneficiary, and 19,814 shares of Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date. The shares reported do not include 6,670 unvested restricted shares that are scheduled to vest 60 days after the Record Date.

(12)	The shares reported for Ms. Norwalk do not include 5,755 unvested restricted shares that are scheduled to vest more than 60 days after the Record Date.

(13)	Includes shares of Common Stock and Preferred Stock held by CCP, CCP2 and a separate account managed by CCM (for additional information see (3) above). Mr. Christopher Shackelton disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(14)	Mr. Wright has 5,031 unvested restricted shares that are excluded from the shares reported and are scheduled to vest more than 60 days after the Record Date.

(15)	Mr. Severance has 6,387 unvested restricted shares that are excluded from the shares reported and are scheduled to vest more than 60 days after the Record Date.

(16)	Includes 17,167 shares of Common Stock held by Mr. David Shackelton and 50,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date. The shares reported do not include 18,586 unvested, nonqualified stock options that are scheduled to become exercisable more than 60 days after the Record Date.

(17)	The shares reported for Ms. Tawil do not include 2,153 unvested, nonqualified stock options that are scheduled to become exercisable more than 60 days after the Record Date.

(18)	The shares reported for Mr. Umscheid do not include 2,153 unvested, nonqualified stock options that are scheduled to become exercisable more than 60 days after the Record Date.

(19)	Includes 2,095,035 shares of Common Stock and 70,481 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Company’s second amended and restated certificate of incorporation, as amended, provides that the number of directors be between four and eleven, as determined by the Board. The Board is divided into three classes, approximately equal in size, serving staggered three year terms. Each class must be as nearly equal in size as possible. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until the earlier of their death, resignation or removal.

Under the Company’s amended and restated bylaws, to be elected in an uncontested election, a director nominee must receive a majority of the votes cast. In an uncontested election, the incumbent director nominee must submit an irrevocable resignation that is subject to (i) that director receiving less than a majority of the votes cast in the uncontested election, and (ii) acceptance of the resignation by the Board in accordance with the policies and procedures adopted by the Board for such purpose. In the event an incumbent director does not receive a majority of the votes cast in an uncontested election, the Nominating and Governance Committee will make a recommendation to the full Board as to whether to accept or reject the resignation or whether other action should be taken. The full Board is required to act on the Nominating and Governance Committee’s recommendation no later than 90 days following certification of the stockholder vote. If any incumbent director does not receive a majority of the votes cast, the Board will publicly disclose its decision regarding accepting or not accepting a resignation within four business days of reaching its decision.

The Board proposes the election of David A. Coulter, James M. Lindstrom and Leslie V. Norwalk as Class 2 directors. The director nominees were nominated by the Company’s Nominating and Governance Committee, which nomination was confirmed by the Board. Each nominee has consented to serving as a nominee for election to the Board, to being named in the Proxy Statement and to serving as a member of the Board if elected by the Company’s stockholders. Information regarding each nominee is set forth below.

The Board has no reason to believe that the Board’s nominees are unable to serve or will not serve if elected. If for any reason a nominee becomes unable to serve or for good cause will not serve if elected, the Nominating and Governance Committee of our Board may designate a substitute nominee, in which event the shares represented by proxies returned to us will be voted for such substitute nominee. If the Nominating and Governance Committee designates a substitute nominee, we will file an amended proxy statement that, as applicable, identifies the substitute nominee, discloses that such nominee has consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominee required by the applicable rules promulgated by the SEC.

If elected, David A. Coulter, James M. Lindstrom and Leslie V. Norwalk are each expected to serve until the 2020 annual meeting of stockholders or until his or her successor is duly elected and qualified. Mr. Coulter, Mr. Lindstrom and Ms. Norwalk are presently directors of the Company.

Unless directed otherwise, the persons named in the enclosed proxy intend to vote such proxy for the election of the listed nominees or, in the event of death, disqualification, refusal or inability of a nominee to serve, for the election of such other person as the Board may recommend in the place of such nominee to fill the vacancy.

The Board unanimously recommends that the stockholders vote “FOR” election of David A. Coulter, James M. Lindstrom and Leslie V. Norwalk as directors of the Company for the ensuing term.

The following table sets forth certain information with respect to the current directors and the director nominees as of the Record Date.

Name	Age	Class	Term Expires
Todd J. Carter	53	3	2018
David A. Coulter†	69	2	2017
Richard A. Kerley	67	1	2019
James M. Lindstrom†	44	2	2017
Kristi L. Meints	62	3	2018
Leslie V. Norwalk†	51	2	2017
Christopher S. Shackelton	37	1	2019
Frank J. Wright	69	3	2018

_______________

† = Director Nominee

The process undertaken by the Nominating and Governance Committee in selecting qualified director candidates is described below under “Corporate Governance—Director Nomination Process—Director Nominee Selection Process”. Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described in each director’s biography.

Director Nominees

David A. Coulter

Director Since: 2016

Board Committee: Nominating and Governance Committee member

Mr. Coulter is a Special Limited Partner of Warburg Pincus. During the past 10 years, he served in roles at Warburg Pincus including Vice Chairman as well as Managing Director and senior advisor focused on the firm's financial services investment activities. Prior to that, Mr. Coulter held a series of positions at J.P. Morgan Chase and was a member of its Office of the Chairman. He also served as Chairman and Chief Executive Officer of BankAmerica Corporation. Mr. Coulter is a director of Santander Asset Management, Triton Container International and Varo Money. He is also a board member of Lincoln Center, Carnegie Mellon University, Third Way and the Northern California Asia Society. Mr. Coulter received a bachelor’s degree and master’s degree from Carnegie Mellon University.

Mr. Coulter’s experiences as both a senior executive of publicly traded financial services corporations, and as a director of public and private companies, provides the Board with extensive executive experience with regard to matters of interest to financial institutions, including risk, compensation, corporate governance and mergers and acquisitions.

James M. Lindstrom

Director Since: 2015

Mr. Lindstrom serves as our Chief Executive Officer (“CEO”) and President. From January 2015 until his appointment as director, CEO and President, Mr. Lindstrom served as our Executive Vice President and Chief Financial Officer. Before joining the Company, he served as Chairman of the Board, President and Chief Executive Officer of Integrated Electrical Services, Inc., or IES, a provider of industrial products and infrastructure services from October 2011 through January 2015. He also served as President and Chief Executive Officer of IES since October 2011 and previously served as Interim President and Chief Executive Officer of IES since June 2011, and as a member of the Board of Directors of IES since May 2010 and Chairman of the Board since February 2011. Over a 20 year-career, Mr. Lindstrom has led or invested in major turnarounds and companies experiencing strategic transformations in a variety of industries, including the financial services, energy, business services and manufacturing industries. Prior to joining IES, Mr. Lindstrom was employed by Tontine Associates, LLC, a private investment fund and an affiliate of IES's majority stockholder, from January 2006 until October 2011. Mr. Lindstrom has prior experience in private equity, investment banking and operations and has served on multiple private and public boards of directors. He received a bachelor’s degree from Colby College and a master of business administration degree from the Tuck School of Business at Dartmouth.

Mr. Lindstrom is qualified to serve on the Board due to his extensive experience in public and private investing, prior executive roles and the knowledge and experience he brings as the Company’s CEO.

Leslie V. Norwalk

Director Since: 2015

Board Committee: Chairperson of the Nominating and Governance Committee

Since September 2007, Ms. Norwalk has served as Strategic Counsel to Epstein Becker & Green, P.C. From 2001 to 2007, Ms. Norwalk served the Bush Administration in the Centers for Medicare & Medicaid Services (CMS). From 2006 to 2007, she was the Acting Administrator, where she managed the operations of federal health care programs, including Medicare and Medicaid. For the four years prior to that position, she was the agency's Deputy Administrator. Prior to serving the Bush Administration, Ms. Norwalk practiced law with Epstein Becker & Green, P.C. where she advised clients on a variety of healthcare policy matters. She also served the first Bush administration in the White House Office of Presidential Personnel and the Office of the U.S. Trade Representative. Ms. Norwalk is currently a director on the public company boards of NuVasive Inc. and Endologix, Inc. She also serves as an Advisor to Warburg Pincus, Enhanced Equity and Peloton Equity. She received a bachelor's degree from Wellesley College and a juris doctor degree from George Mason University School of Law.

Ms. Norwalk’s significant healthcare regulatory and policy expertise, including her experiences with the Bush Administration on Medicare and Medicaid matters, provides needed healthcare industry expertise to the Board. Ms. Norwalk will be able to help guide the Company’s strategy, particularly as the healthcare regulatory environment continues to evolve under the new presidential administration.

Directors

Christopher S. Shackelton

Director Since: 2012

Chairman of the Board

Mr. Shackelton is co-founder and managing partner at Coliseum Capital Management, LLC. Coliseum is a private investment firm that invests with a long-term orientation in undervalued companies. Previously, Mr. Shackelton worked at Watershed Asset Management and Morgan Stanley & Co. Mr. Shackelton also serves on the boards of LHC Group Inc., a nursing care company, BioScrip Inc., an infusion services company, and Universal Technical Institute, a technical training school for the transportation industry, as well as a number of private companies. Mr. Shackelton was previously Chairman of Rural/Metro Corp, an emergency ambulance company, from December 2010 to June 2011 and served on the boards of Advance Emissions Solutions Inc., a clean energy technology company, from August 2014 through May 2016, and Interstate Hotels Inc., a global hotel management company, from February 2009 through March 2010. Mr. Shackelton is actively involved in multiple charitable organizations, including as Chairman of The Connecticut Open. Mr. Shackelton received a bachelor’s degree in Economics from Yale College in 2001.

Mr. Shackelton’s experience creating stockholder value for a wide range of companies provides the Board with valuable business leadership and strategic focus. Mr. Shackelton brings financial, investing and accounting experience from other public company boards on which he led mergers and acquisitions, financings, restructurings and other initiatives. Furthermore, Mr. Shackelton’s in-depth knowledge of the healthcare industry is particularly beneficial to the Board.

Todd J. Carter

Director Since: 2016

Todd J. Carter is Co-President and Chief Executive Officer of GCA Savvian Advisors, a global independent investment banking firm, and serves on the firm's board of directors. He has served in these roles since 2008, and is a co-founder of the firm. Previously, Mr. Carter served as Chairman, President and Chief Executive Officer of Savvian Inc. and Perseus Group. Prior to 2003, he was President of Robertson Stephens & Company Inc., a global investment banking and asset management firm, and served on the firm’s board of directors. Earlier in his career, Mr. Carter was employed by McKinsey & Company and Smith Barney Inc. Additionally, Mr. Carter has served on a number of company, advisory and non-profit boards of directors. Mr. Carter received a bachelor’s degree from the University of Texas and a master of business administration degree from Harvard University.

Mr. Carter’s global investment banking experience, including his service as founder and chief executive officer of a large independent global investment bank, and his extensive financial expertise and experience in the transaction advisory industry, brings to the Board a broad span of expertise in the financial advisory and mergers & acquisitions sectors.

Richard A. Kerley

Director Since: 2010

Board Committees: Chairperson of the Compensation Committee, Audit Committee member

Mr. Kerley served as the Senior Vice President, Chief Financial Officer and member of the board of directors of Peter Piper, Inc., a privately-held pizza and entertainment restaurant chain, from November 2008 to December 2014, when he retired. From July 2005 to October 2008, Mr. Kerley served as the Chief Financial Officer of Fender Musical Instruments Corporation. From June 1981 to July 2005, Mr. Kerley was an audit partner with Deloitte & Touche LLP. Prior to becoming a partner at Deloitte & Touche, Mr. Kerley served as an audit manager and staff accountant from August 1971 to June 1981. Mr. Kerley also serves on the board of The Joint Corp., a publicly traded operator, manager and franchisor of chiropractic clinics. He received a bachelor’s degree in accounting from Marshall University in 1971.

Mr. Kerley served as a senior financial executive with experience in a variety of operational issues, financial budgeting, planning and analysis, capital investment decisions, mergers and acquisitions, operational and financial controls, internal and external reporting, financings and public offerings and filings with the SEC. This strong financial background provides the Board with financial expertise, including an understanding of financial statements, finance, capital investing strategies and accounting.

Kristi L. Meints

Director Since: 2003

Board Committees: Chairperson of the Audit Committee, Compensation Committee and Nominating and Governance Committee member

From January 2005 to December 2009, when Ms. Meints retired, and from August 1999 until September 2003, Ms. Meints served as Vice President and Chief Financial Officer of Chicago Systems Group, Inc. (now CSG Government Solutions, Inc.), a technology consulting firm based in Chicago, Illinois. From October 2003 to December 2004, Ms. Meints served as Chief Financial Officer of Peter Rabbit Farms, a vegetable farming business in Southern California. From January 1998 until August 1999, she was an independent financial consultant serving as Chief Financial Officer for Cordon Corporation, a start-up services company. Ms. Meints was group finance director for Avery Dennison Corporation, a New York Stock Exchange listed company that is a multi-national manufacturer of consumer and industrial products, from March 1996 until December 1997. From February 1977 until June 1995, she held a variety of financial positions at SmithKline Beecham Corporation (now GlaxoSmithKline), including as director of finance, worldwide manufacturing animal health products; and as manager of accounting and budgets for Norden Laboratories, Inc., one of its wholly owned subsidiaries. She received a bachelor’s degree in accounting from Wayne State College in 1975 and a master of business administration degree from the University of Nebraska in 1984.

Ms. Meints’s strong financial and operational background, including her experience as chief financial officer and senior finance executive of several public companies, provides financial expertise to the Board, including an understanding of financial statements, budgeting, operational and corporate finance and accounting.

Frank J. Wright

Director Since: 2016

Board Committees: Audit Committee and Compensation Committee member

Mr. Wright is founder of the PharmaTrust, a firm that provides advisory services to companies and investors engaged in healthcare services and pharmaceutical development and manufacturing. Mr. Wright has almost 40 years of experience in the chemical and pharmaceutical industries. He served as a senior executive of Alexion Pharmaceuticals LLC from 2012 to 2014, as President of European operations, and is a co-founder of Aptuit, an integrated drug development services company. Prior to that, Mr. Wright held a variety of executive positions in multiple pharmaceutical companies, including Glaxo Wellcome (now GlaxoSmithKline). He is a director of Laurus Labs Private, Limited, Laurus Synthesis Inc., Exela Pharma Sciences and ZenQMS. Mr. Wright received a mechanical engineering degree from the University of Strathclyde, Glasgow.

Mr. Wright has almost 40 years of operational experience in the chemical and pharmaceutical industries, including as the founder of an advisory services firm engaged in healthcare services, pharmaceutical development and manufacturing adding value to the Board. Mr. Wright’s executive leadership and experience provides the Board with needed operational expertise.

Non-director Executive Officers

The following is a brief summary of the background of each executive officer who is not a director:

David C. Shackelton, 31, has served as Chief Financial Officer (“CFO”) since October 2015. Prior to his appointment, Mr. Shackelton served as our Interim CFO from August through October 2015 and Head of Corporate Development, joining the Company in February 2014. Prior to joining Providence, Mr. Shackelton was a private equity investment professional at Mill Road Capital from June 2013 to February 2014 and The Blackstone Group from July 2008 to July 2011. From July 2011 to June 2013, Mr. Shackelton attended Stanford Graduate School of Business. Mr. Shackelton received a bachelor’s degree from Yale University and a master of business administration degree from Stanford Graduate School of Business.

Sophia D. Tawil, 39, has served as Senior Vice President, General Counsel, Chief Compliance Officer and Secretary since April 2016. Prior to joining the Company, Ms. Tawil worked at Cravath, Swaine & Moore LLP as a Senior Attorney since December 2014, and as a Corporate Associate from September 2006 to December 2014. Ms. Tawil received a bachelor’s degree from Barnard College, Columbia University and a juris doctor degree from University of Pennsylvania Law School.

Matthew Umscheid, 46, has served as Senior Vice President of Strategic Services since November 2015. Prior to joining Providence, Mr. Umscheid was with Parthenon Capital Partners (“Parthenon”) from April 2007 to November 2015, where most recently he served as Director of Strategy and Implementation. Mr. Umscheid led multiple value creation projects within healthcare services, including portfolio company strategy and operational improvement, carve outs, merger integration and business intelligence. Mr. Umscheid has served on the boards of Parthenon healthcare services companies as well as worked as an advisor and board observer for multiple financial and business services companies. During 2008 and 2009 Mr. Umscheid served as the interim chief executive officer at AccuData Integrated Marketing, a Parthenon portfolio company, where he led turn-around efforts. Prior to joining in 2007, Mr. Umscheid was Manager and Consultant with L.E.K. Consulting. Mr. Umscheid received a bachelor’s degree from the University of Notre Dame and a master of business administration from the Tuck School of Business at Dartmouth.

William Severance, 50, has served as Chief Accounting Officer since February 2016, and he reports directly to the Company’s CFO. Prior to joining the Company, Mr. Severance served as the Chief Accounting Officer of the Gilt Groupe, a pioneer in e-commerce in the U.S., from 2010 to January 2016. Prior to that, he served in various roles for Travelport Limited, a global travel commerce platform providing distribution and technology solutions to the travel industry, from 2005 to 2009; and IAC/InterActiveCorp, a leading media and Internet company, from 1999 to 2005. Mr. Severance also worked for 11 years for Ernst and Young LLP in the Atlanta, New York and Hamburg, Germany offices. He received a bachelor’s degree in accounting from Louisiana State University and is a member of the Georgia Society of CPAs and American Institute of CPAs.

David Shackelton, the Company’s CFO, and Christopher Shackelton, the Company’s Chairman, are brothers.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and recognizes that, depending on the circumstances, other leadership models might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

In connection with changes in management and Board composition in November 2012, the Board reviewed its leadership structure and determined to separate the roles of CEO and Chairman of the Board between two individuals. The Board believes this leadership structure is appropriate because it strengthens the Board’s independence and enables the CEO to focus on the management of our business.

Independence of the Board

The Board believes that independence depends not only on our director’s individual relationships, but also on the Board’s overall attitude. Providing objective, independent judgment is at the core of the Board’s oversight function. Under our corporate governance guidelines, the Board, with the assistance of legal counsel and the Nominating and Governance Committee, uses the current standards for “independence” established by NASDAQ to evaluate any material relationship a director may have with the Company to determine director independence. A director is not considered “independent” unless the Board affirmatively determines that the director has no material relationship with the Company or any subsidiary in the consolidated group (other than as a director of Providence or one of our consolidated subsidiaries). Any relationship that falls below a threshold set forth by the standards for “independence” established by NASDAQ and our corporate governance guidelines, or is not required to be disclosed under Item 404(a) of Regulation S-K, is automatically deemed to be an immaterial relationship. Our Board has affirmatively determined that Mr. Carter, Mr. Coulter, Mr. Kerley, Ms. Meints, Ms. Norwalk and Mr. Wright are independent directors.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Governance Committee manages risks associated with the independence of the Board, potential conflicts of interest as well as legal and regulatory compliance. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through attendance at committee meetings or committee reports about such risks. In addition, members of senior management regularly provide reports to the Board about their respective areas of responsibility and any risks thereof. These reports include actions taken by senior management to monitor and control such risks.

Compensation Risks

Prudent risk management is necessary to deliver long-term, sustainable stockholder value. The Compensation Committee believes that the Company’s executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-taking. In reaching this conclusion, the Compensation Committee considered in particular the following attributes and risk mitigation features of our compensation program:

●	our program’s emphasis on long-term, equity-based compensation discourages risk-taking that produces short-term results at the expense of building long-term stockholder value;

●	the maximum payout levels for bonuses and equity-based compensation are capped by the Compensation Committee or are tied to multi-year performance levels designed to support the Company’s strategy;

●

we cap the payment amounts under our annual cash incentive compensation plan and the number of shares that a participant may earn under our HoldCo LTIP (as defined below), and the Compensation Committee can exercise negative discretion to reduce annual cash incentive compensation payments; and

●	the Compensation Committee uses an independent compensation consultant that performs no other services for the Company.

 Communication with the Board

Stockholders may communicate with the Board as a whole, the non-management directors or any individual director, by sending a letter to The Providence Service Corporation, c/o Corporate Secretary, 700 Canal Street, Third Floor, Stamford, CT 06902. In the letter, the stockholder must identify him or herself as a stockholder of Providence. The Corporate Secretary may require reasonable evidence that the communication is being made by or on behalf of a stockholder before the communication is transmitted to the individual director or to the Board as a whole. Depending on the subject matter, the Corporate Secretary will either (i) promptly forward to the Chairperson of the Audit Committee and the General Counsel any communication alleging legal, ethical or compliance issues by management or any other matter deemed by the Corporate Secretary to be potentially material to the Company or (ii) not forward to the Board, any committee or any director, any communications of a personal nature or not related to the duties of the Board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls or any other communications deemed by the Corporate Secretary to be immaterial to the Company.

Meetings of the Board of Directors and Committees

During 2016, the Board held 12 meetings, the Audit Committee held eight meetings, the Compensation Committee held seven meetings and the Nominating and Governance Committee held four meetings. During 2016, all directors attended at least 75% of all of the meetings of the Board held during the period for which he or she was a director and at least 75% of the meetings of each committee of the Board held during the period in which he or she served on such committee.

Members of the Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2016. Additionally, the independent members of the Board met in executive session regularly without the presence of management.

The Board has an internal policy that all of the directors should attend (either telephonically or in person) the annual meeting of stockholders, absent exceptional cause. All directors attended the 2016 annual meeting of stockholders.

Committees of the Board of Directors

The Board has three separately-designated standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each as described below.

Audit Committee. The Audit Committee is currently composed of Ms. Meints (Chairperson), Mr. Kerley and Mr. Wright. Ms. Norwalk served on the Audit Committee from November 4, 2015 to July 26, 2016. Mr. Carter served on the Audit Committee from July 27, 2016 to February 2, 2017. The primary function of our Audit Committee is to assist our Board in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including review of our financial reports and other financial information, our system of internal accounting controls, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors and the performance of our internal audit staff and independent auditors. Our Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate our independent auditors and to approve all engagement fees and terms for our independent auditors.

The Board has determined that each member of the Audit Committee is independent as defined by the applicable NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that Ms. Meints and Mr. Kerley are each an “audit committee financial expert” as defined under Item 407 of Regulation S-K.

Compensation Committee. The Compensation Committee currently consists of Mr. Kerley (Chairperson), Ms. Meints and Mr. Wright. Ms. Norwalk served on the Compensation Committee from November 4, 2015 to July 26, 2016. Mr. Wright joined the Compensation Committee on July 27, 2016.

The primary function of our Compensation Committee is to assist our Board in discharging its responsibilities relating to compensation of our executives. These responsibilities include reviewing our general compensation philosophy for executive officers, overseeing the development and implementation of compensation programs for executive officers and reviewing compensation levels, including incentive and equity-based compensation, for executive officers, directors and Board committee members. Our Compensation Committee determines and approves compensation for our executive officers and administers our incentive and equity-based compensation plans. In doing so, it considers recommendations made by our CEO meeting in executive session with the Compensation Committee. Neither our CEO nor any of our other executive officers participates in our Compensation Committee’s final deliberations on compensation matters. Under its charter, the Compensation Committee may, in its discretion, form and delegate all or a portion of its authority, duties and responsibilities to one or more subcommittees or to an officer of the Company (so long as such officer does not decide his or her own compensation).

Since 2015 the Compensation Committee has engaged an independent compensation consultant, ClearBridge Compensation Group LLC (“ClearBridge”), to review the executive compensation programs and assist in structuring long-term incentive programs for executive and operational management. ClearBridge reports directly and solely to the Compensation Committee. ClearBridge does not provide any other services to the Company, except at the direction of the Compensation Committee. The Compensation Committee assessed the independence of ClearBridge pursuant to the applicable rules and concluded that ClearBridge’s work did not raise any conflict of interest that would prevent it from independently representing the Compensation Committee.

The Board has determined that each member of the Compensation Committee is independent as defined in applicable NASDAQ listing standards.

Nominating and Governance Committee. The Nominating and Governance Committee currently consists of Ms. Norwalk (Chairperson), Mr. Coulter and Ms. Meints. Mr. Kerley served on the Nominating and Governance Committee until July 26, 2016. Mr. Coulter joined the Nominating and Governance Committee on July 27, 2016.

The primary functions of our Nominating and Governance Committee are to identify individuals qualified to become members of our Board of Directors, recommend to our Board a slate of director nominees for election at our next annual meeting of stockholders, monitor legal and regulatory compliance, and develop and recommend to our Board a set of corporate governance principles. These corporate governance principles are set forth in our Corporate Governance Guidelines which can be found on our website at www.prscholdings.com/corporategovernance and are available in print to any stockholder who requests a copy by writing to our Corporate Secretary.

The Board has determined that each member of the Nominating and Governance Committee is independent as defined in applicable NASDAQ listing standards.

The Audit, Compensation and Nominating and Governance Committees are each governed by a written charter approved by the Board. A copy of each committee’s charter is available on our website at www.prscholdings.com/corporategovernance. Providence intends to disclose any amendments to these charters required by the SEC or listing standards of NASDAQ at the same location on our website. The information contained on our website is not part of, and is not incorporated by reference in, this Proxy Statement or any other report we file with or furnish to the SEC.

Director Nomination Process

Director Qualifications

Nominees for director are selected on the basis of outstanding achievement in their careers and other factors including: board experience; education; whether they are independent under applicable NASDAQ listing standards and the SEC rules; financial expertise; integrity; ability to make independent, analytical inquiries; understanding of the business environment; industry experience; and willingness to devote adequate time to Board and committee duties. The proposed nominee should also be free of conflicts of interest that could prevent such nominee from acting in the best interest of Providence and our stockholders. Additional special criteria apply to directors being considered to serve on a particular committee of the Board. For example, members of the Audit Committee must meet additional standards of independence and have the ability to read and understand Providence’s financial statements.

Director Nominee Selection Process

In evaluating potential director nominees, including those identified by stockholders, for recommendation to our Board, our Nominating and Governance Committee seeks individuals with talent, ability and experience from a wide variety of backgrounds to provide a diverse spectrum of experience and expertise relevant to a diversified business enterprise such as ours. Although we have no minimum qualifications, a candidate should represent the interests of all stockholders, and not those of a special interest group, have a reputation for integrity and be willing to make a significant commitment to fulfilling the duties of a director. Our Nominating and Governance Committee will screen and evaluate all recommended director nominees based on the criteria set forth above, as well as other relevant considerations. Our Nominating and Governance Committee will retain full discretion in considering its nomination recommendations to our Board. In identifying, evaluating and nominating individuals to serve as directors, our Board and its Nominating and Governance Committee do not rely on any preconceived guidelines or rules. Rather, our Board and its Nominating and Governance Committee believe that the Company is best served by directors with a wide range of perspectives, professional experiences, skills and other individual qualities and attributes and who come from diverse backgrounds.

To become a nominee, an incumbent director must also submit an irrevocable resignation to the Board that is contingent upon (a) that director receiving less than a majority of the votes cast in the uncontested election, and (b) acceptance of that resignation by the Board in accordance with the policies and procedures adopted by the Board for such purpose. The incumbent director must also complete and submit a questionnaire with respect to his or her background and execute a written representation and agreement (the “Director/Prospective Director Agreement”).

The Director/Prospective Director Agreement requires directors and nominees to disclose certain types of voting commitments and compensation arrangements and represent that the director or nominee, if elected, would be in compliance with all applicable corporate governance, conflicts of interest, confidentiality, securities ownership and stock trading policies and guidelines of the Company, and also provides for the immediate resignation of a director if such person is found by a court of competent jurisdiction to have breached the Director/Prospective Director Agreement in any material respect.

The Nominating and Governance Committee will consider properly submitted stockholder recommendations for director candidates. Director candidates recommended by stockholders are given the same consideration as candidates suggested by directors and executive officers. The Nominating and Governance Committee has the sole authority to select, or to recommend to the Board, the nominees to be considered for election as a director.

The officer presiding over the annual meeting of stockholders, in such officer’s sole and absolute discretion, may reject any nomination not made in accordance with the procedures outlined in this Proxy Statement and Providence’s amended and restated bylaws. Under Providence’s amended and restated bylaws, a stockholder who desires to nominate directors for election at an annual meeting of stockholders must comply with the procedures summarized below. Providence’s amended and restated bylaws are available, at no cost, at the SEC’s website, www.sec.gov, as Exhibit 3.2 to Providence’s Annual Report on Form 10-K filed with the SEC on March 12, 2010, or upon the stockholder’s written request directed to the Company’s General Counsel at the address given in the paragraph below. See “—Stockholder Nominations” below for a description of the procedures that must be followed to nominate a director.

Stockholder Nominations

According to Providence’s amended and restated bylaws, nominations by stockholders for directors to be elected at a meeting of stockholders which have not previously been approved by the Board must be submitted to our Corporate Secretary in writing, either by personal delivery, nationally-recognized express mail or United States mail, postage prepaid, at 700 Canal Street, Third Floor, Stamford, CT 06902, not earlier than the close of business on the 120th calendar day, and not later than the close of business on the 60th calendar day, prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 calendar days earlier or more than 60 calendar days later than such anniversary date, notice by the stockholder in order to be timely must be so delivered or received no earlier than the close of business on the 120th calendar day prior to the date of such annual meeting and not later than the close of business on the later of the 60th calendar day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 70 calendar days prior to the date of such annual meeting, the 10th calendar day following the day on which public disclosure of the date of such annual meeting is first made by the Company.

Each notice of nomination is required to set forth:

As to each person whom the stockholder proposes to nominate for election or reelection as a director:

●	the name, age, business address and residence address of such person;

●	the principal occupation and employment of such person;

●

the class and series and number of shares of each class and series of capital stock of the Corporation which are owned beneficially or of record by such person (which information shall be supplemented not later than ten (10) calendar days after the record date for the meeting to disclose such ownership as of the record date);

●	such person’s executed written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

●

all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made with the SEC in connection with the solicitation of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section), and the rules and regulations promulgated thereunder;

●

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such person being nominated, on the one hand, and the stockholder and any Stockholder Associated Person, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any Stockholder Associated Person were the “registrant” for purposes of such rule and the person being nominated were a director or executive officer of such registrant. A “Stockholder Associated Person” is, with respect to any stockholder, (a) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (b) any beneficial owner of shares of Common Stock of the Company owned of record or beneficially by such stockholder, and (c) any person controlling, controlled by or under common control with such Stockholder Associated Person; and

●	a questionnaire regarding his or her background and an executed Director/Prospective Director Agreement.

As to the stockholder giving the notice:

●	the name and record address, as they appear on the Company’s stock ledger, of such stockholder and the name and address of any Stockholder Associated Person;

●

(a) the class, series and number of shares of each class and series of capital stock of the Company which are, directly or indirectly, owned beneficially and/or of record by such stockholder or any Stockholder Associated Person, documentary evidence of such record or beneficial ownership, and the date or dates such shares were acquired and the investment intent at the time such shares were acquired, (b) any derivative instrument (as defined in the amended and restated bylaws) directly or indirectly owned beneficially by such stockholder or any Stockholder Associated Person and any other direct or indirect right held by such stockholder or any Stockholder Associated Person to profit from, or share in any profit derived from, any increase or decrease in the value of shares of the Company, (c) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any shares of any security of the Company, (d) any short interest (as defined in the amended and restated bylaws) indirectly or directly held by such stockholder or any Stockholder Associated Person in any security issued by the Company, (e) any rights to dividends on the shares of the Company owned beneficially by such stockholder or any Stockholder Associated Person that are separated or separable from the underlying shares of the Company, (f) any proportionate interest in shares of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (g) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, as of the date of such notice, including without limitation, any such interests held by members of such stockholder’s or any Stockholder Associated Person’s immediate family sharing the same household (which information, in each case, must be supplemented by such stockholder and any Stockholder Associated Person not later than ten (10) calendar days after the record date for the meeting to disclose such ownership as of the record date);

●

a description of all arrangements or understandings between such stockholder and/or any Stockholder Associated Person and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by such stockholder;

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any material interest of such stockholder or any Stockholder Associated Person in the election of such nominee, individually or in the aggregate, including any anticipated benefit to such stockholder or any Stockholder Associated Person therefrom;

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a representation from such stockholder as to whether the stockholder or any Stockholder Associated Person intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the person and/or (2) otherwise to solicit proxies in support of the election of such person;

●

a representation that such stockholder is a holder of record of stock of the Company entitled to vote at such meeting, that such stockholder intends to appear in person, or by proxy at the meeting to nominate the person or persons named in the notice;

●

whether and the extent to which any agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of such stockholder or any Stockholder Associated Person with respect to any shares of the capital stock of the Company, without regard to whether such transaction is required to be reported on a Schedule 13D or other form in accordance with Section 13(d) of the Exchange Act or any successor provisions thereto and the rules and regulations promulgated thereunder; and

●

any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made with the SEC in connection with the solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section) and the rules and regulations promulgated thereunder.

In the event that a special meeting of stockholders is called for the election of directors, a stockholder’s nomination must be delivered to the Company not earlier than the close of business on the 120th calendar day prior to the date of the special meeting and not later than the close of business on the later of the 60th calendar day prior to the date of the special meeting, or, if the first public disclosure made by the Company of the date of the special meeting is less than 70 days prior to the date of the special meeting, not later than the 10th calendar day following the day on which public disclosure is first made of the date of the special meeting. The stockholder submitting a notice of nomination with respect to the election of directors at a special meeting must include, in its timely notice, the same information as set forth above.

A majority of the Board may reject any nomination by a stockholder not timely made or otherwise not made in accordance with the terms of the Company’s amended and restated bylaws. If a majority of the Board reasonably determines that the information provided in a stockholders’ notice does not satisfy the informational requirements in any material respect, the Corporate Secretary will promptly notify such stockholder of the deficiency in writing. The stockholder will then have an opportunity to cure the deficiency by providing additional information to the Corporate Secretary within such period of time, not to exceed ten (10) days from the date such deficiency notice is given to the stockholder, as a majority of the Board reasonably determines. If the deficiency is not cured within such period, or if a majority of the Board reasonably determines that the additional information provided by the stockholder, together with the information previously provided, does not satisfy the requirements in any material respect, then a majority of the Board may reject such stockholder’s nomination.

Compensation of Non-Employee Directors

As compensation for their service as directors of the Company in 2016, each non-employee member of the Board received an $85,000 annual retainer. For service as committee Chairs, the Chairs of the Audit Committee, Compensation Committee and Nominating and Governance Committee each received an additional retainer of $35,000. For service as Chairman of the Board, the Chairman of the Board received an additional retainer of $40,000. Payment of the retainers were made on a monthly basis in advance of each month of service. The Company’s target value of the equity retainer for non-employee members of the Board in 2016 was $180,000, based on the closing stock price of the Company’s stock on the grant date. On March 14, 2016, Mr. Kerley, Ms. Meints and Ms. Norwalk were each awarded 3,360 shares of restricted stock under the Company’s 2006 Long-Term Incentive Plan (“2006 Plan”), which vest in three equal installments on the first, second and third anniversaries of the grant date. On March 14, 2016, Coliseum Capital Partners, L.P. was granted 3,360 stock equivalent units, which vest in three equal installments on the first, second and third anniversaries of the grant date in lieu of an award to Christopher Shackelton as further discussed in note (4) to the table below. On July 5, 2016, Mr. Carter, Mr. Coulter and Mr. Wright were each awarded 1,934 shares of restricted stock under the 2006 Plan (the pro rata portion of the 2016 equity retainer based on the date of their appointment), which vest in three equal installments on the first, second and third anniversaries of the grant date.  As compensation for their service as members of the Special Litigation Committee, Ms. Norwalk and Mr. Wright each received a $40,000 retainer in 2016. Except for certain expense reimbursement noted below, no additional payments were made to non-employee members for participating in Board and committee meetings. Beginning in December 2016, non-employee members of the Board were offered the opportunity (as approved by the Board) to elect to receive unrestricted shares of common stock in lieu of cash compensation.

In consideration of the increased number of Board members in 2016 the Board approved several changes to its compensation practices for non-employee directors. In making these changes, the Board reviewed market data on board compensation. Effective April 1, 2017, the additional retainer payable to the Chairs of the Compensation Committee and the Nominating and Governance Committee was reduced from $35,000 to $20,000, and the additional retainer paid to the Chairman of the Board was reduced from $40,000 to $35,000. Additionally, the Company’s intended target for equity and equity-based compensation for non-employee members of the Board in 2017 was reduced from $180,000 to $130,000, based on the closing stock price of the Company’s stock on the grant date and excluding any shares that a director elects to receive in lieu of annual retainer cash compensation. The additional retainer payable to the Chair of the Audit Committee is unchanged at $35,000, and effective April 1, 2017 committee members other than the Chairs receive an additional annual cash retainer that was not previously paid. For members of the Audit Committee, this retainer is $15,000 and for members of the Compensation Committee and the Nominating and Governance Committee, this retainer is $7,500. Mr. Coulter elected to receive his 2017 director cash compensation in the form of unrestricted shares of Common Stock.

Non-employee directors are also reimbursed for reasonable expenses incurred in connection with attending meetings of the Board and meetings of Board committees.

2016 Director Compensation Table

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)(1) (2)	Option Awards ($)	Total ($)

Todd J. Carter	41,685	88,268	—	129,953
David A. Coulter	41,685	88,268	—	129,953
Richard A. Kerley*	120,000	179,995	—	299,995
Kristi L. Meints*	120,000	179,995	—	299,995
Leslie V. Norwalk*	160,000	179,995	—	339,995
Christopher S. Shackelton† (3)	125,000	179,995	—	304,995
Frank J. Wright	81,685	88,268	—	169,953
†	Board Chairman at December 31, 2016
*	Committee Chair at December 31, 2016

(1)

Represents the aggregate grant date fair value of the stock and stock equivalent units granted in 2016. The aggregate grant date fair value of the restricted stock was computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718-Compensation-Stock Compensation (“ASC 718”). For a discussion of valuation assumptions, see Note 13, Stock-Based Compensation and Similar Arrangements, of our 2016 Annual Report. The aggregate number of unvested stock awards outstanding for each non-employee director as of December 31, 2016 is shown below:

Name	Unvested Restricted Stock Awards
Todd J. Carter	1,934
David A. Coulter	1,934
Richard A. Kerley	8,092
Kristi L. Meints	8,092
Leslie V. Norwalk	3,778
Frank J. Wright	1,934

The aggregate number of unvested stock equivalent units outstanding for each non-employee director as of December 31, 2016 is shown below:

Name	Unvested Stock Equivalent Units
Christopher S. Shackelton	8,092

(2)

The following table sets forth the number of outstanding unexercised options to purchase shares of Common Stock and the associated exercise price and grant date fair value held by each non-employee director as of December 31, 2016. All outstanding options were fully vested as of December 31, 2016.

		Number of stock options
Grant Date	Exercise Price	Richard A. Kerley	Kristi L. Meints
1/3/07	$24.59	—	3,999
6/9/08	$26.14	—	10,000
6/14/10	$16.35	—	7,814
5/17/11	$14.16	667	2,000
	Total	667	23,813

(3)

All of Christopher Shackelton’s compensation for service on the Board inures to the benefit of Coliseum Capital Partners, L.P. (of which Mr. Shackelton is a Managing Partner) pursuant to this entity’s policy regarding Mr. Shackelton’s service on the board of companies in which it has an equity interest. Coliseum also holds previously granted stock option equivalent units in respect of Mr. Shackelton’s services with respect to the acquisitions of Ingeus UK Holdings Limited and CCHN Group Holdings, Inc. (referred to as “Matrix Medical Network”), 200,000 of which were vested as of December 31, 2016, with an exercise price of $43.81.

Stock Ownership Guidelines for Non-Employee Directors

Pursuant to our stock ownership guidelines, our non-employee directors are expected to own shares of our Common Stock with a value equal to three times their annual retainer (excluding compensation for committee membership and committee chair positions held). Because Christopher Shackelton assigns all of his Board compensation to Coliseum Capital Partners, L.P. as described above, he is excluded from these stock ownership guidelines.

The following will count towards meeting the required holding level:

●	shares held directly or indirectly;

●	any vested restricted stock or stock units held under our annual equity-based compensation program;

●	any unvested time-based restricted stock or stock units held under our annual equity-based compensation program (calculated on an assumed net after-tax basis); and

●	shares owned jointly with or in trust for, immediate family members residing in the same household.

Non-employee directors are not permitted to sell compensatory shares of our Common Stock until they have reached the required holding level, except if such sale is effected to satisfy tax obligations or to pay the exercise price of options. This holding requirement does not apply to shares purchased by a non-employee director in the market or from the Company for cash unless acquired by exercise of a compensatory option. In the event a non-employee director does not achieve his or her holding level set forth above and sells shares of our Common Stock in violation of the stock ownership guidelines, the Board will consider all relevant facts and take such actions as it deems appropriate under the circumstances.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Providence. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Providence with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all Section 16(a) executive officers, directors and greater than 10% beneficial stockholders of Providence complied with applicable Section 16(a) requirements during the year ended December 31, 2016, other than Christopher Shackelton and Sophia Tawil, who each inadvertently had one late filing of a Form 4. Ms. Tawil inadvertently filed a Form 4 on June 2, 2016 that should have been filed no later than April 29, 2016. Mr. Christopher Shackelton, CCM and certain of their affiliated entities inadvertently filed a Form 4 on March 31, 2016 that should have been filed no later than March 22, 2016.

Certain Relationships and Related Transactions

Policy Regarding Certain Relationships and Related Transactions

Pursuant to its written charter, the Audit Committee has adopted a Related Person Transaction Policy that, subject to certain exceptions, requires the Audit Committee (or the chair of the Audit Committee in certain instances) to review and either ratify, approve or disapprove all “transactions” with “related persons,” which have the meanings given to such terms in Item 404(a) of Regulation S-K.

In determining whether to approve or ratify a transaction with a related person under the policy, the Audit Committee is to consider all relevant information and facts available to it regarding the transaction and take into account factors such as the related person’s relationship to the Company and interest in the transaction (direct or indirect), the terms of the transaction and the benefits to the Company of the transaction. No director is to participate in the approval of a related person transaction for which he or she is a related person or otherwise has a direct or indirect interest.

The Audit Committee is also to review and assess ongoing related person transactions, if any, on at least an annual basis to determine whether any such transactions remain appropriate or should be modified or terminated.

Each year our directors and officers complete Directors’ and Officers’ Questionnaires, which, among other things, are designed to elicit certain information relating to transactions with the Company in which the officer or director or any immediate family member of such officer or director has a direct or indirect interest. We also make inquiries quarterly of officers and directors to identify any additional related person transactions that have arisen since the last inquiry as a means to ensure all potential transactions subject to the policy are captured. These questionnaires are reviewed by our General Counsel and any such transactions or other related person transactions are brought to the attention of the Audit Committee as appropriate.

Retention of Advisors

In 2017, the Company retained two advisors that have relationships with members of our Board. We retained GCA Advisors, LLC (“GCA”) to provide financial advisory services to the Company, for customary fees, in connection with a transaction in their area of expertise. The transaction is no longer under consideration by the Company.  Todd Carter, a member of our Board, is Co-President, Chief Executive Officer and a member of the board of directors of GCA.  Upon the engagement of GCA, Mr. Carter immediately resigned from the Audit Committee and was replaced by Frank J. Wright.

In 2017 the Company also retained Epstein, Becker & Green, P.C. (“EBG”) to provide healthcare regulatory advice in respect of disclosures being made in our 2016 Annual Report and EBG Advisors, Inc. (“EBG Advisors”), an affiliated entity, to provide healthcare advisory services to the Company, both for customary fees.  Leslie Norwalk, a member of our Board, is Counsel at EBG.

The Company has received letters from GCA and EBG advising that the Company’s engagement of the applicable advisor, and the applicable director’s relationship with the Company and his or her membership on the Board, will not be taken into consideration when calculating the applicable director’s base salary or bonus (whether cash, stock or otherwise) or accounted for in any way as it relates to his or her compensation.  The Board has determined that Mr. Carter and Ms. Norwalk qualify as independent under the applicable NASDAQ and SEC standards.

Indemnification Obligations

In accordance with certain indemnification obligations set forth in financing agreements for the Company’s 2014 acquisition of CCHN Group Holdings, Inc., the Company is obligated to pay for the legal expenses of certain entities affiliated with Coliseum Capital Management, LLC, in connection with Haverhill Retirement System v. Kerley et al., C.A. No. 11149-VCL (the “Haverhill Litigation”).  CCM acts as an investment adviser to certain stockholders of the Company, and Christopher Shackelton is a manager of and has an interest in CCM.  In addition, in accordance with the Company’s certificate of incorporation, the Company is also obligated to pay for the legal expenses of certain of our current and former directors and officers in connection with the Haverhill Litigation; a portion of such expenses was paid by our insurance carriers.  The Company expensed $757,000 during the year ended December 31, 2016 for such legal expenses.  For more information on the Haverhill Litigation and the Company’s indemnification obligations, see Item 3. “Legal Proceedings” in the 2016 Annual Report, and Note 19, Commitments and Contingencies, to our consolidated financial statements included therein.

Employment of David Shackelton

David Shackelton, the brother of Christopher Shackelton, the Chairman of the Board of Providence, is currently employed by the Company as CFO, and reports to our CEO. In 2016, David Shackelton’s total compensation, including the grant date fair value of equity awards, was $1,130,046. David Shackelton’s compensation for 2016 is more fully described below in the “Summary Compensation Table” and the accompanying explanatory tables.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Kerley (Chairperson), Ms. Meints and Mr. Wright. No person who served as a member of the Compensation Committee during the fiscal year ended December 31, 2016 was a current or former officer or employee of Providence, or engaged in certain transactions with us, which was required to be disclosed by regulations of the SEC. None of Providence’s executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served as a member of our Board or as a member of our Board’s Compensation Committee.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2016 with respect to our equity based compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column (1))
Equity compensation plans approved by security holders	355,598	$33.48	2,324,927
Equity compensation plans not approved by security holders	—	—	—
Total	355,598	$33.48	2,324,927

(1)

The number of shares shown in this column represents the number of shares available for issuance pursuant to stock options and other stock-based awards that were previously granted and were outstanding as of December 31, 2016 under the 2006 Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis explains the executive compensation program for the following individuals, who are referred to as the Named Executive Officers (“NEOs”):

●	James M. Lindstrom – CEO

●	David C. Shackelton – CFO

●	Sophia C. Tawil – Senior Vice President, General Counsel & Corporate Secretary

●	Matthew Umscheid – Senior Vice President – Strategic Services

●	William Severance – Chief Accounting Officer (reporting to the CFO)

Executive Summary

Overview

The Providence Service Corporation is a holding company, which owns interests in subsidiaries and other companies that are primarily engaged in the provision of healthcare and workforce development services for public and private sector entities seeking to control costs and promote positive outcomes.  The subsidiaries and other companies in which we hold interests comprise the following segments:

●     Non-Emergency Transportation Services – Nationwide provider of non-emergency medical transportation programs for state governments and managed care organizations.

●     Workforce Development Services – Global provider of employment preparation and placement and legal offender rehabilitation services to eligible participants of government sponsored programs.

●     Matrix Investment – Minority interest in nationwide provider of in-home care optimization and management solutions, including comprehensive health assessments, to members of managed care organizations, accounted for as an equity method investment.

Our holding company strategy is designed to increase shareholder value through a focus on building intrinsic value on a per share basis, which in turn is predicated upon the growth, continuous improvement and efficient delivery of high quality, technology-enabled services within our segments.

In order to successfully pursue our holding company strategy, our priorities at the holding company level include: 1) pursuing the highest standards of governance, values and compliance, 2) ensuring operating excellence by attracting, developing, and retaining empowered and accountable segment level leadership with significant industry experience, and 3) allocating capital opportunistically in markets that may be inefficient or where we have an ability to invest at a discount to intrinsic value, particularly where our experience, analysis, and long-term perspective can provide an advantage over competitors.  As demonstrated in 2016 with the sale of a controlling interest in our Health Assessment Services business, and in 2015 with the sale of our Human Services business, we also may enter into strategic partnerships or dispose of current or future segments, based on a variety of factors, including availability of alternative opportunities to deploy capital or otherwise maximize shareholder value as well as other strategic considerations. While infrequent, we may also pursue acquisitions and investments in industries not served by our existing segments.

Our strategic priorities and service offerings are based upon a common purpose of delivering exceptional value in the healthcare and workforce development industries, primarily through technology-enabled service platforms. Our segments seek to deliver disciplined and industry-leading sales growth (excluding the impact of acquisitions) and generate industry-leading margins, cash flow and returns on capital. To accomplish these goals, we continuously improve our offerings in the areas of quality, cost and innovation through multiple operational levers. We pursue both organic and inorganic growth through entry into adjacent markets and complementary service lines, particularly with offerings that may leverage the advantages inherent in our large-scale networks. Our segments’ core competencies include developing and managing large provider networks, tailoring healthcare and workforce development service offerings to the unique needs of diverse communities and populations, and implementing technology-enabled delivery models to achieve superior outcomes in low cost settings.

Stockholder Say-on-Pay and Company Response

In establishing and recommending 2016 compensation for the NEOs, the Compensation Committee considered the results of the Say-on-Pay vote at the 2016 annual meeting of stockholders. At that meeting, our stockholders approved our executive compensation for the 2015 fiscal year with approximately 82% of the votes cast in favor. Our Board of Directors recognizes that executive compensation is important to stockholders and takes this into account when reviewing the compensation program throughout the year. The Company has established a compensation plan that directly aligns the compensation paid to NEOs with value delivered to stockholders.

Detailed Discussion and Analysis

Compensation Committee Philosophy

We believe that compensation programs offered to NEOs should support the achievement of our strategic and financial goals and creation of stockholder value over the long term primarily by rewarding both capital allocation and operational excellence strategies. Accordingly, our guiding compensation principles focus on:

●	attracting and retaining high-performing leaders;

●	aligning the interests of our executives with those of our stockholders;

●	linking a meaningful portion of executive compensation to capital allocation and operational performance; and

●	maintaining a significant portion of compensation based on at-risk opportunities tied to total stockholder return over a multi-year period.

2016 Compensation Components

The specific components of the 2016 compensation program for NEOs are as follows:

Component	Description	Purpose
Base Salary	Fixed cash component.	Established upon hire and based on overall skills and experience. Reviewed to reward for individual performance, and to consider market competitiveness.
2016 Cash Bonus Awards	2016 cash bonus awards consisted of the Annual Incentive Program (“AIP”) for NEOs other than Mr. Severance. Mr. Severance was eligible for a cash bonus pursuant to his offer letter.	Provide financial incentive to the executives to achieve specific strategic, organizational, financial and individual goals.
Long-Term Incentives (“LTI”)

LTI consisted of the HoldCo LTIP (as defined below), a 3-year plan tied to stockholder value creation in which NEOs other than Mr. Severance participate. Mr. Severance does not participate in the Holdco LTIP but is eligible for an annual equity grant pursuant to his offer letter.  Also, in certain cases, special grants were provided to certain executives in connection with their appointment.

HoldCo LTIP aligns with holding company business strategy and drives stockholder value creation over the long term.
Benefits and Perquisites

We provide certain benefits generally available to all employees and we provide additional benefits for NEOs. Perquisites for NEOs relate to certain enhanced insurance and other non-cash benefits. See “Benefits and Perquisites” for further detail.

Provide an appropriate level of employee benefits.
Post-Termination Compensation	Certain NEOs are eligible for certain payments post-termination, as specified in “Potential Payments Upon Termination or Change in Control”.	Provide an appropriate level of payment in the event of a change in control or termination.
Other Policies	Stock Ownership Guidelines Clawback Anti-Hedging / Anti-Pledging	Enhance alignment with stockholder interests.

 2016 Total Target Compensation Pay Mix for NEOs

Providence has a strong philosophy that compensation should be earned based on performance. This philosophy is demonstrated by our NEOs’ target compensation pay mix. The vast majority of the total target compensation that we provide to our NEOs is in performance-based compensation tied to key annual financial and strategic goals and long-term total stockholder return. Our long-term incentives for our leadership team, which includes direct reports to the CEO (i.e., all of our NEOs except for Mr. Severance), is 100% performance-based tied to total stockholder return. Our compensation includes a significantly greater portion in performance-based compensation than our peer companies. See below for the 2016 total target compensation pay mix of our NEOs:

*Total target compensation includes salary at the annual rate, target annual bonus, grant date fair value of HoldCo LTIP for Mr. Lindstrom, Mr. Shackelton, Ms. Tawil, and Mr. Umscheid annualized over 3 years, and annual target restricted stock award that is not performance based for Mr. Severance.

Approach for Developing the Executive Compensation Program

The compensation of our CEO is determined and approved by the Compensation Committee. Our CEO annually reviews the performance of each NEO, other than himself, relative to the annual performance goals established for the year. Our CEO then makes recommendations to the Compensation Committee with respect to all aspects of the compensation of the other NEOs who report directly to him, but does not participate in the final deliberations of the Compensation Committee with respect thereto. The Compensation Committee exercises discretion in modifying compensation recommendations relating to the other NEOs that were made by our CEO and approves all compensation decisions for such NEOs. Mr. Severance’s compensation is determined by our CEO following a review of Mr. Severance’s performance relative to his annual performance goals established for the year.  Our CEO exercises discretion in modifying and approving such compensation recommendation under delegation from the Compensation Committee.

Since 2015, the Compensation Committee has engaged ClearBridge Compensation Group LLC, a nationally recognized consulting firm, to assess the competitiveness of pay for the executive officers and provide independent advice and recommendations to the Compensation Committee regarding executive compensation. In order to avoid conflicts of interest, ClearBridge only does work for or authorized by the Compensation Committee. The Compensation Committee annually reviews ClearBridge’s independence as contemplated by the Compensation Committee’s charter and applicable NASDAQ rules, and in March 2017 determined that there were no conflicts of interest.

We believe it is appropriate for NEO pay to be competitive with the market for comparable executives. To achieve this objective, we will assess market data for a peer group of companies established by the Compensation Committee from time to time. We periodically review our peer group for competitive compensation benchmarking analysis. For such determinations in 2016, the following peer group was used:

Amedisys	LHC Group

Chemed	Magellan Health Services

Ensign Group	MAXIMUS

Envision Healthcare Holdings*	Restaurant Brands International

Tivity Health	TransDigm Group

*Envision Health Holdings merged with AmSurg Corp. on December 1, 2016.

In addition to market data, the Compensation Committee takes into consideration other factors, including an individual’s role, tenure, experience, skills and performance when making compensation decisions.

2016 Executive Compensation Program Decisions

The following decisions were made in 2016 regarding each of these compensation components:

Base Salary

The Compensation Committee has set salaries for NEOs at levels intended to be competitive, as further discussed under “—Approach for Developing the Executive Compensation Program”, and to provide the appropriate level of fixed compensation for each individual’s role at the Company. In determining the NEOs’ base salaries, the Compensation Committee has considered the internal pay comparisons within the executive group at Providence, individual performance, overall financial performance of the Company, and market data, as appropriate. Salaries for our NEOs as of year-end were as follows:

Name	2016 Base Salary
Mr. Lindstrom	$650,000
Mr. D. Shackelton	$450,000
Ms. Tawil	$350,000
Mr. Umscheid	$350,000
Mr. Severance	$300,000

Actual salaries for Ms. Tawil and Mr. Severance were pro-rated for time served in 2016 as shown in the “Summary Compensation Table.”

2016 Cash Bonus Awards

Annual Incentive Plan

For 2016, the Company’s leadership, which includes Messrs. Lindstrom, David Shackelton and Umscheid and Ms. Tawil, participated in the AIP, and each of them had a bonus opportunity based two-thirds on consolidated financial performance, measured by earnings per share, as adjusted by the Compensation Committee for the AIP (“Compensation Adjusted EPS”), and one-third on individual goals established by the Compensation Committee. As described below, for 2016, the Compensation Committee determined that on the basis of Compensation Adjusted EPS achievement, and individual performance achievement, these NEOs were entitled to the maximum AIP payouts for 2016. Highlights of the 2016 capital allocation and operational performance by this leadership group included:

●	the October 2016 sale of Matrix Medical Network (acquired in October 2014) for a pre-tax gain of $167.9 million;

●	the initiation of multiple value enhancement projects in 2016 that are expected to increase the intrinsic value of our segments over the long term;

●

the evaluation of multiple capital allocation opportunities, including several acquisition candidates and the execution of share repurchase programs designed to improve intrinsic value per share over the long term;

●	achievement of values, compliance and accounting integrity performance goals; and

●	completion of strategic changes to the structure of the Board and the holding company senior leadership team.

Compensation Adjusted EPS is calculated by modifying Adjusted EPS to include discontinued operations, impairment charges and the results of equity method investments. (For a complete discussion of the method of calculating Adjusted EPS, see the Form 8-K filed with the SEC on March 10, 2017.)

For 2016, each of these NEOs’ AIP opportunity was determined as a percentage of base salary, as follows:

Name	Target AIP Opportunity as % of Salary	Maximum AIP Opportunity as % of Salary
Mr. Lindstrom	90%	180%
Mr. D. Shackelton	75%	150%
Ms. Tawil	75%	150%
Mr. Umscheid	75%	150%

Our 2016 Compensation Adjusted EPS target was $3.23 as shown in the table below, which reflected growth of $1.00 per share over the 2015 Compensation Adjusted EPS (excluding the gain on the sale of our Human Services segment) of $2.23. Actual performance of Compensation Adjusted EPS exceeded the maximum level for each of the NEOs who participate in the AIP, as shown in the table below. Also, the Compensation Committee determined that each of these NEOs achieved 100% of his or her individual performance goals.

Compensation Adjusted EPS	Threshold	Target	Maximum	Actual
Targets and FY2016 Actual	$2.91	$3.23	$3.88	$7.27
Payout %	50%	100%	200%	200%

In addition, the 2016 bonus opportunity of executive officers participating in the AIP who were subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”) (i.e., the “162(m) covered employees”) was conditioned on 2016 actual results of operating cash flow less capex (per share) being equal to at least 50% of operating cash flow less capex (per share) in the 2016 budget (the “162(m) performance goal”). If this 162(m) performance goal was achieved it was intended to provide the Company with the flexibility to pay the 162(m) covered employees a 2016 bonus up to the maximum amount payable under the 2006 Plan, but reduced by negative discretion based on other goals and to preserve full deductibility of these bonuses. However, for 2016, this 162(m) performance goal was not satisfied due to a one-time $30 million tax payment made in 2016 resulting from the sale of the Company’s Human Services business (“PHS”) in November 2015. Operating cash flow in the 2016 budget was developed solely on the basis of expected 2016 operations. Accordingly, it was not adjusted to account for the significant tax payment due in early 2016 with respect to the PHS sale completed in 2015.

Because the 162(m) performance goal of operating cash flow less capex would have been achieved based on 2016 results if there was not a tax payment made in 2016 for the 2015 PHS sale, the Compensation Committee determined that failure to satisfy this goal should not penalize the NEOs participating in the AIP who are 162(m) covered employees, and the Compensation Committee determined to pay them their full AIP bonuses based on the other AIP criteria. As a result of this determination, a portion of the bonus payment to Mr. Lindstrom for 2016 will not be deductible (i.e., the amount of his bonus, taken together with his other 2016 compensation, that exceeds the $1 million limit under Section 162(m) of the IRC).

              Thus, as noted above, for 2016, the Compensation Committee determined to pay NEOs participating in the AIP their maximum AIP amounts.

Other Bonus Compensation

For 2016, Mr. Severance’s bonus opportunity was based on Compensation Adjusted EPS and on individual goals established by the CFO, to whom Mr. Severance reports. Commensurate with his position, Mr. Severance’s bonus compensation emphasizes his individual performance more than our consolidated financial performance, which is different than the other NEOs who participate in the AIP. Mr. Severance’s 2016 bonus was determined by the CEO, as delegated by the Compensation Committee. For 2016, Mr. Severance received 175% of target, equal to 87.5% of his base salary.

Election to Receive Shares in Lieu of Cash Bonus

For 2016, each NEO was able to elect to receive up to 50% of their 2016 annual bonus in unrestricted shares of the Company’s Common Stock, with the number of shares determined at the closing price of the Company’s Common Stock on the date the 2016 bonuses were paid. NEOs who elected this form of payment also received a Company match of one non-qualified stock option (each, a “Match Option”) for every pre-tax share of the Company’s Common Stock received in this election. The Match Options have a strike price equal to the closing price of the Company’s Common Stock on the grant date, and will cliff vest on the third anniversary of the grant date, subject to continued employment. Match Options will be forfeited if the associated share of Common Stock is sold (other than to cover taxes upon receipt of shares) prior to vesting.

Each of our NEOs elected to receive a portion of his or her 2016 annual bonus in shares of the Company’s Common Stock as described above.

 Long-Term Incentives

HoldCo LTI Program

The 2015 Holding Company LTI Program (“HoldCo LTIP”) is a multi-year plan with a contingent share base payout based on stock price performance, thus providing direct alignment with stockholders. The Compensation Committee selected participants of the HoldCo LTIP based on individuals who could have a significant impact on Company results in support of the business strategy. Each of the NEOs who report to the CEO participates in the HoldCo LTIP. Performance will be measured from August 6, 2015 (the “award date”) to December 31, 2017 (the “determination date”).

Under the HoldCo LTIP, executives will earn Providence common shares based on the degree to which Providence’s compound annual stockholder returns exceed 8% (“Extraordinary Shareholder Value”) over the specified performance period. No award will be payable if compound annual stockholder returns are below 8%. If returns are above 8%, all participating executives will share in a total pool equal to 8% of the Extraordinary Shareholder Value (the “LTI Pool”). The LTI Pool will be capped based on 8% of 40% compound annual stockholder returns. The beginning and ending value will be measured based on the 90-day volume-weighted average stock price (“VWAP”) ending on the award date and determination date, respectively. The closing stock price of the Company’s Common Stock on December 31, 2016 was less than the threshold stock price of $56.79 under the HoldCo LTIP.

The LTI opportunity was set such that, at a compound annual growth rate of 15%, participating executives’ compensation would be below the median of our peers. In order to earn compensation at or above median, performance above 15% compound annual stockholder returns would be required, such that at the plan maximum of 40%, participating executives’ compensation would be positioned towards the high end of the peer group, aligned with the outstanding results to the stockholders.

Participants in the HoldCo LTIP receive a percentage allocation of the LTI Pool and will receive their awards in shares of Providence Common Stock, subject to the vesting schedule below. The number of shares will be determined based on each participant’s percentage allocation of the LTI Pool in dollars divided by the 90-day VWAP ending on the determination date.

Each NEO who is participating in the HoldCo LTIP was allocated the following percentage of the LTI Pool as of December 31, 2016:

Named Executive Officer	Percent Allocation of Pool
Mr. Lindstrom	40%
Mr. D. Shackelton	20%
Ms. Tawil	7.5%
Mr. Umscheid	10%
All Other Participants	11%
Reserve for Future Awards	11.5%

60% of each HoldCo LTIP participant’s shares will be issued on or shortly following the determination date (December 31, 2017), 25% will vest on the one-year anniversary of the determination date (December 31, 2018), and the remaining 15% will vest on the second anniversary of the determination date (December 31, 2019). Participants must be employed as of the vesting dates, in order for each tranche of shares to vest, except for certain involuntary termination events.

New Hire Grant to Ms. Tawil Under the HoldCo LTIP

Upon Ms. Tawil’s appointment as Senior Vice President, General Counsel & Corporate Secretary, she was awarded a participation percentage of 7.5% of the LTI Pool on April 27, 2016.

New Hire Grant to Mr. Severance

Upon Mr. Severance’s appointment as Chief Accounting Officer, he was awarded 4,750 shares of Providence restricted stock on February 1, 2016.

Benefits and Perquisites

401(k) Plans

All NEOs are eligible to participate in our 401(k) Plan and to receive a company match, subject to plan requirements and contribution limits established by the Internal Revenue Service. NEOs receive matching contributions under our 401(k) Plan equal to 10% of participant elective contributions up to a maximum amount of $400. At the end of each plan year, we also may make a contribution on a discretionary basis on behalf of participants who have made elective contributions for the plan year.

Other Benefits and Perquisites

During 2016, our NEOs received, to varying degrees, a limited amount of other benefits, including certain group life, health, medical and other non-cash benefits generally available to all salaried employees. In addition the Company paid for enhanced life insurance and an enhanced executive long-term disability plan and, for certain NEOs, life insurance premiums on their behalf, which are not available to all employees. More detail on these benefits and perquisites may be found in the “Summary Compensation Table.”

Other Compensation Policies

Stock Ownership Guidelines for NEOs

          We believe that promoting stock ownership aligns the interests of our NEOs with those of our stockholders and provides strong motivation to build stockholder value. Under the guidelines, NEOs are expected to own shares of our Common Stock with a value equal to the following multiple of their respective salaries:

Executive	Stock Ownership Guideline as a Multiple of Salary
CEO	3x annual base salary
Other NEOs	2x annual base salary

The following will count towards meeting the required holding level:

●	shares held directly or indirectly;

●	any vested restricted stock or stock units held under our annual equity-based compensation program;

●	any unvested time-based restricted stock or stock units held under our annual equity-based compensation program (calculated on an assumed net after-tax basis); and

●	shares owned jointly with or in trust for, immediate family members residing in the same household.

Our NEOs have elected to acquire shares of Common Stock from the Company and purchased shares on the open market, further aligning their interests with those of our stockholders.

NEOs are not permitted to sell compensatory shares of our Common Stock until they have reached the required holding level, except if such sale is effected to satisfy tax obligations or to pay the exercise price of options. This holding requirement does not apply to shares purchased by an NEO in the market or from the Company for cash unless acquired by exercise of a compensatory option. In the event an NEO does not achieve his or her holding level set forth above and sells shares of our Common Stock in violation of the stock ownership guidelines, the Board will consider all relevant facts and take such actions as it deems appropriate under the circumstances.

Clawback

It is the Board’s policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, we will seek to recover any amount determined to have been inappropriately received by the individual executive.

Anti-hedging / anti-pledging

We have a policy that prohibits employees, executive officers and the Board from engaging in any hedging or monetization transactions, or other financial arrangements that establish a short position in our Common Stock or otherwise are designed to hedge or offset a decrease in market value. In addition, we have a policy that prohibits our employees, executive officers and the Board from pledging our Common Stock as collateral for a loan or for a margin account.

Change in Control, Severance Arrangements and Severance Payments in 2016

During 2016, we had employment agreements or offer letters with each of our NEOs. The employment agreements with Messrs. Lindstrom and David Shackelton and Ms. Tawil provided for a severance payment upon the termination of employment under certain circumstances and for a payment upon a change in control as described below under “—Employment Agreements with the Named Executive Officers” and “—Potential Payments Upon Termination or Change in Control”. The offer letters with Messrs. Umscheid and Severance did not entitle either of them to severance upon termination of employment or payment upon a change in control.

Impact of Tax Treatment on Compensation

Under Section 162(m) of the IRC, we may not take a tax deduction for compensation paid to any NEO (other than our CFO) that exceeds $1 million in any year unless the compensation qualified as “performance-based” under Section 162(m) of the IRC. While the Compensation Committee endeavors to structure compensation so that we may take a tax deduction, it does not have a policy requiring that all compensation must be deductible and it may, from time to time, authorize compensation that is not tax deductible, including where it deems appropriate or necessary in order to ensure competitive levels of total compensation for our NEOs and where doing so would be in the best interests of the Company. The AIP and the HoldCo LTIP have been structured to take advantage of the performance-based exemption under Section 162(m) of the IRC. However, the Compensation Committee may in its discretion determine (as it did for the 2016 AIP) to make payments under such plans that do not qualify for this exemption.

Other provisions of the IRC can also affect compensation decisions. Section 409A of the IRC, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% additional tax and an interest penalty, on a recipient of deferred compensation that does not comply with Section 409A. The Compensation Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure its compensation plans to meet these requirements.

Section 280G of the IRC disallows a company’s tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation (an “excess parachute payment”) and Section 4999 of the IRC imposes a 20% excise tax on those payments. The Compensation Committee also takes the provisions of Sections 280G and 4999 into account in structuring compensation, endeavoring to enable the Company to take a tax deduction and executives to avoid the excise tax. For example, employment agreements with certain of our NEOs contain provisions reducing parachute payments to an amount that will not constitute an excess parachute payment.

Compensation Committee Report

The Compensation Committee operates under a written charter and is comprised entirely of directors meeting the independence requirements of NASDAQ listing requirements. The Board established this committee to discharge the Board’s responsibilities relating to compensation of our CEO and each of our other executive officers. The Compensation Committee has overall responsibility for decisions relating to all compensation plans, policies, and benefit programs as they affect the CEO and other executive officers.

The Compensation Committee has reviewed and discussed with Providence’s management the preceding section entitled “Compensation Discussion and Analysis.” Based on this review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Annual Report through filing of this Proxy Statement.

Compensation Committee

Richard A. Kerley (Chairperson)	Kristi L. Meints	Frank J. Wright

Summary Compensation Table

The following table sets forth certain information with respect to compensation paid by us for services rendered in all capacities to us and our subsidiaries during the fiscal years ended December 31, 2016, 2015 and 2014 to our NEOs, which group is comprised of (1) each person who served as our CEO during 2016, (2) each person who served as our CFO during 2016, and (3) each of our three other most highly compensated executive officers employed on December 31, 2016:

Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Stock Awards (3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (4) ($)	Total ($)
James M. Lindstrom	2016	650,000	1,170,000	—	—	—	14,529	1,834,529
Chief Executive Officer	2015	559,744	400,000	5,536,022	198,190	—	25,661	6,719,617
David C. Shackelton	2016	450,000	—	—	—	675,000	5,046	1,130,046
Chief Financial Officer	2015	268,385	240,000	2,518,000	198,190	—	24,762	3,249,337
Sophia D. Tawil	2016	242,560	525,000	965,250	—	—	10,922	1,743,732
Senior Vice President, General Counsel & Secretary
Matthew Umscheid	2016	350,000	525,000	—	—	—	13,850	888,850
Senior Vice President, Strategic Services
William Severance	2016	277,568	262,500	209,998	—	—	17,795	767,861
Chief Accounting Officer

(1)	Includes amounts contributed to our 401(k) Plan by each executive officer.

(2)

For 2016, the amounts in the Bonus and Non-Equity Incentive columns reflect 2016 cash incentive awards made to the NEOs. For all NEOs other than David Shackelton, the 2016 bonus appears in the Bonus column because the 162(m) performance goal was not satisfied and, for Mr. Severance, because his bonus is discretionary. See above under “2016 Executive Compensation Program Decisions –2016 Cash Bonus Awards”. Because David Shackelton is not a 162(m) covered employee, his bonus is reported in the “Non-Equity Incentive Plan Compensation”.

(3)

This column shows the aggregate grant date fair value of the restricted stock, HoldCo LTIP awards and Time-Based Restricted Stock (“TBRS”) awarded in 2016 and 2015 in accordance with FASB ASC 718. Additional information regarding such awards is set forth in the notes to the “Grants of Plan Based Awards Table” and “Outstanding Equity Awards” table. The grant date fair values have been determined based on the assumptions set forth in our Annual Reports on Form 10-K for the years ended December 31, 2016 and 2015 (Note 13, Stock-Based Compensation and Similar Arrangements). Mr. Severance was granted an award of TBRS in 2016 and Ms. Tawil was granted a HoldCo LTIP award in 2016. The amounts included in this column for the TBRS granted in 2016 are consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC 718. The grant date fair value of HoldCo LTIP awards shown in this column was determined based on the likely payout under a Monte Carlo simulation model.

(4)

We provide the NEOs with certain group life, health, medical and other non-cash benefits generally available to all salaried employees, which are included in this column. For 2016, the amounts in this column include the following:

Name	Health, Dental, Life and Disability Insurance Premiums	Matching Contributions under Retirement Savings Plans
James M. Lindstrom	$14,129	$400

David C. Shackelton	$5,046	$—

Sophia D. Tawil	$10,522	$400

Matthew Umscheid	$13,450	$400

William Severance	$17,395	$400

Grants of Plan Based Awards Table

The following Grants of Plan Based Awards Table provides additional information about stock and option awards and non-equity incentive plan awards granted to the Named Executive Officers during the year ended December 31, 2016. The compensation plans under which the grants in the following table were made are described under “Determinations Made Regarding Executive Compensation for 2016—2016 Cash Bonus Awards” and “Determinations Made Regarding Executive Compensation for 2016—Equity-Based Compensation” in the “Compensation Discussion and Analysis” section.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Lindstrom	(1)	292,500	585,000	1,170,000	—	—	—	—	—	—	—

David Shackelton	(1)	168,750	337,500	675,000	—	—	—	—	—	—	—

Tawil	(1)	131,250	262,500	525,000	—	—	—	—	—	—	—
	4/27/16	—	—	—	—	16,286	53,950	—	—	—	965,250

Umscheid	(1)	131,250	262,500	525,000	—	—	—	—	—	—	—

Severance	(1) (2)	—	150,000	—	—	—	—	—	—	—	—
	2/1/2016	—	—	—	—	—	—	4,750	—	—	209,998

(1)

Amount represents the threshold, target and to the extent applicable, maximum, under the AIP for 2016 or similar provisions of their employment agreements or offer letters. The actual amounts earned by the NEOs in 2016 under the annual incentive plan are set forth under the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table”.

(2)	Mr. Severance was entitled to a bonus amount determined by the CEO under delegation from the Compensation Committee.

(3)

Amounts represent the estimated target and maximum number of shares eligible to be earned by Ms. Tawil under the HoldCo LTIP. The HoldCo LTIP does not have a predetermined target number of shares. Target number of shares displayed in the table is based on a 15% compound annual growth rate. The grant date fair value of the awards is consistent with estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC 718 and determined based on the likely payout under a Monte Carlo simulation model.

(4)	The number of shares shown in this column represents a TBRS award made to Mr. Severance for 2016. The grant date fair value of this award was calculated in accordance with the provisions of FASB ASC 718.

 Employment Agreements and Offer Letters with the Named Executive Officers

The following discussion and the discussion below under “—Potential Payments Upon Termination or a Change in Control” describe certain terms of the employment agreements and offer letters with the NEOs.

James Lindstrom

 The Company and Mr. Lindstrom entered into an employment agreement (the “Lindstrom Employment Agreement”), dated August 6, 2015, in connection with the appointment of Mr. Lindstrom as President and CEO. The Lindstrom Employment Agreement provides for a term ending December 31, 2017. Mr. Lindstrom had served as Chief Financial Officer of the Company from January 14, 2015 to August 6, 2015.

Under the terms of the Lindstrom Employment Agreement, Mr. Lindstrom’s annual base salary is $650,000. In addition to his annual base salary, during the term of the Lindstrom Employment Agreement Mr. Lindstrom is eligible to participate in bonus plans or incentive compensation programs, if any, as may be in effect from time to time. For the 2016 fiscal year, Mr. Lindstrom was eligible to participate in a bonus program under which he could be paid an amount equal to 90% of his aggregate base salary payable during 2016 under the Lindstrom Employment Agreement, upon the achievement of a financial performance target set by the Board for 2016. Details with respect to the severance and change in control provisions under the Lindstrom Employment Agreement are set forth below under “—Potential Payments Upon Termination or Change in Control”.

The Company agreed to maintain term life insurance on the life of Mr. Lindstrom for a period of five years. Mr. Lindstrom will have the absolute right to designate the beneficiaries under his policy. The Company will pay the premium until the earlier of (i) the fifth anniversary of the date the insurance goes into effect and (ii) the date Mr. Lindstrom is no longer employed by the Company.

Mr. Lindstrom is also subject to restrictive covenants regarding non-competition, non-solicitation and confidentiality. His non-competition covenant remains in place for the duration of the period during which he receives severance as described under “Potential Payments Upon Termination or Change in Control” or, if Mr. Lindstrom is terminated for cause or terminates his employment voluntarily for any reason, two years following termination. His non-solicitation and non-piracy covenants remain in place for two years following termination.

 David Shackelton

Effective October 1, 2015, David Shackelton became Senior Vice President and CFO. On November 18, 2015, the Company and David Shackelton entered into an employment agreement (the “Shackelton Employment Agreement”), effective as of September 28, 2015. The Shackelton Employment Agreement provides for a term ending December 31, 2017.

Under the terms of the Shackelton Employment Agreement, David Shackelton’s annual base salary is $450,000. In addition to his annual base salary, during the term of the Shackelton Employment Agreement, Mr. Shackelton is eligible to participate in bonus plans or incentive compensation programs, if any, as may be in effect from time to time. Details with respect to the severance and change in control provisions under the Shackelton Employment Agreement are set forth below under “—Potential Payments Upon Termination or Change in Control”.

The Company agreed to maintain term life insurance on the life of David Shackelton for a period of five years. Mr. Shackelton will have the absolute right to designate the beneficiaries under his policy. The Company will pay the premium until the earlier of (i) the fifth anniversary of the date the insurance goes into effect and (ii) the date David Shackelton is no longer employed by the Company.

David Shackelton is also subject to restrictive covenants regarding non-competition, non-solicitation and confidentiality. His non-competition covenant remains in place for the duration of the period during which he receives severance as described under “Potential Payments Upon Termination or Change in Control” or, if Mr. Shackelton is terminated for cause or terminates his employment voluntarily for any reason, two years following termination. His non-solicitation and non-piracy covenants remain in place for two years following termination.

Sophia Tawil

Effective April 4, 2016, Ms. Tawil was appointed Senior Vice President, General Counsel, Chief Compliance Officer and Secretary of the Company, and the Company entered into an employment agreement (the “Tawil Employment Agreement”) with Ms. Tawil with a term through April 4, 2018.

Under the terms of the Tawil Employment Agreement, Ms. Tawil’s annual base salary is $350,000. In addition to her annual base salary, during the term of the Tawil Employment Agreement, Ms. Tawil is eligible to participate in bonus plans or incentive compensation programs, if any, as may be in effect from time to time. Details with respect to the severance and change in control provisions under the Tawil Employment Agreement are set forth below under “—Potential Payments Upon Termination or Change in Control”.

The Company agreed to maintain term life insurance on the life of Ms. Tawil for a period of five years. Ms. Tawil will have the absolute right to designate the beneficiaries under her policy. The Company will pay the premium until the earlier of (i) the fifth anniversary of the date the insurance goes into effect and (ii) the date Ms. Tawil is no longer employed by the Company.

Ms. Tawil is also subject to restrictive covenants regarding non-competition, non-solicitation and confidentiality. Her non-competition covenant remains in place for the duration of the period during which she receives severance as described under “Potential Payments Upon Termination or Change in Control” or, if Ms. Tawil is terminated for cause or terminates her employment voluntarily for any reason, two years following termination. Her non-solicitation and non-piracy covenants remain in place for two years following termination.

Matthew Umscheid

The Company entered into an offer letter with Mr. Umscheid on September 21, 2015 (the “Umscheid Offer Letter”) pursuant to which Mr. Umscheid was appointed Senior Vice President of Strategic Services of the Company, effective November 2, 2015. The Umscheid Offer Letter does not provide a term of employment.

Under the terms of the Umscheid Offer Letter, Mr. Umscheid’ s annual base salary is $350,000. In addition to his annual base salary, Mr. Umscheid is entitled to payment of a short-term incentive bonus in an amount equal to 75% of his annual base salary. The Umscheid Offer Letter provides that this bonus is payable upon the achievement by the Company of 100% of its budgeted EBITDA performance and acceptable performance by Mr. Umscheid, in each case as determined by the Board, and that the 2016 bonus will nonetheless be consistent with the bonus opportunity for other senior executives of the Company. Mr. Umscheid is also eligible to participate in the HoldCo LTIP and is entitled to receive 10% of the LTI Pool.

William Severance

The Company entered into an offer letter with Mr. Severance on November 23, 2015 (the “Severance Offer Letter”) pursuant to which Mr. Severance was appointed Chief Accounting Officer of the Company reporting directly to the CFO of the Company, effective February 1, 2016. The Severance Offer Letter does not provide a term of employment.

Under the terms of the Severance Offer Letter, Mr. Severance’s annual base salary is $300,000. In addition to his annual base salary, Mr. Severance is entitled to payment of a short-term incentive bonus in an amount targeted to equal 50% of his annual base salary upon the achievement of certain financial goals as well as certain personal performance targets, in each case consistent with other senior executives of the Company and to be determined by the Board. The Compensation Committee has delegated to the CEO authority to determine the ultimate payout of Mr. Severance’s short-term incentive bonus, which may be paid above the target amount. Mr. Severance received an award on his hire date of the number of restricted shares of the Company equal to 70% of his annual base salary divided by the closing price of the Company’s common stock on the date of the grant. As long as Mr. Severance remains employed by the Company, he will also be entitled to an award on each anniversary of his hire date of the number of restricted shares of the Company equal to 35% of his annual base salary divided by the closing price of the Company’s Common Stock on the date of the grant.

Outstanding Equity Awards at December 31, 2016

The following table reflects the equity awards granted by us to the NEOs outstanding at December 31, 2016:

	Option Awards				Stock Awards

Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisa- ble (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(4)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(5)
James M. Lindstrom (6)
8/6/2015	—	11,319	44.17	8/6/2020	—	—	—	—
8/6/2015	—	—	—	—	—	—	287,734	10,948,279

David C. Shackelton
9/11/2014	50,000	—	43.81	9/11/2024	—	—	—	—
8/6/2015	—	11,319	44.17	8/6/2020	—	—	—	—
8/6/2015	—	—	—	—	—	—	143,867	5,474,139

Sophia D. Tawil
4/27/2016	—	—	—	—	—	—	53,950	2,052,798

Matthew Umscheid
11/4/2015	—	—	—	—	—	—	71,934	2,737,089

William Severance
2/1/2016	—	—	—	—	4,750	180,738	—	—

(1)

Certain options expire five years and ten years from the date of the respective grant. The options have an exercise price equal to the closing market price of our Common Stock on the grant date. The unvested options granted to Messrs. Lindstrom and David Shackelton on August 6, 2015 cliff vest on August 6, 2018.

(2)	Represents unvested restricted stock awards that vest as follows:

Award	Grant Date	Vesting

Restricted Stock	2/1/2016	1/3 per year beginning on the anniversary of the grant

(3)	The market value of the unvested restricted stock awards was calculated using the closing market price of our Common Stock on December 31, 2016.

(4)	Represents potential estimated maximum payout under the HoldCo LTIP, which would be payable following the performance period ending December 31, 2017.

(5)

The market value of the unvested, unearned HoldCo LTIP shares that would be issuable was calculated, assuming performance at maximum, in each case using the closing market price of our Common Stock on December 31, 2016.

(6)

As of December 31, 2016, Mr. Lindstrom also held 10,134 restricted stock units (“RSUs”) that have vested, but will not be issued to him until the earlier of (a) the third anniversary of the grant date and (b) six months following the termination of his employment.

Option Exercises and Stock Vesting Table

The following table provides additional information about the value realized by the Named Executive Officers on option award exercises and stock and RSU award vesting during the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James M. Lindstrom (1)	—	—	146	6,655

(1)

In addition, Mr. Lindstrom held 3,307 shares of RSUs that vested during 2016 that had a value of $150,733 on the date of vesting. These shares will not be issued to him until the earlier of (a) the third anniversary of the grant date and (b) six months following termination. Therefore, no value was realized upon vesting.

Non-qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in last FY($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)(3)
James M. Lindstrom (1)	—	—	(85,457)	—	385,599

(1)

Deferred amounts represent the value of shares of restricted stock units RSUs that vested in 2015 and 2016 but, pursuant to the terms of the Lindstrom Employment Agreement, will not be issued to him until the earlier of (a) the third anniversary of the grant date and (b) six months following the termination of his employment.

(2)

Reflects the change in the Company’s stock price applicable to 6,827 RSUs vested in 2015 from $46.92 on December 31, 2015 to $38.05 on December 30, 2016, as well as the change in the Company’s stock price applicable to 3,307 RSUs vested on January 26, 2016 from $45.58 on January 26, 2016 to $38.05 on December 30, 2016.

(3)	Based on the aggregate value of the vested RSUs not yet delivered at December 31, 2016.

Potential Payments Upon Termination or Change in Control

General

The employment agreements of Messrs. Lindstrom and David Shackelton and Ms. Tawil provide for severance payments in the event of termination of employment under certain circumstances and each such employment agreement provides for a payment in the event of a change in control (none of which include excise tax gross-ups).

The receipt of the payments and benefits to these NEOs under the employment agreements are generally conditioned upon their complying with non-competition, non-solicitation/non-piracy and non-disclosure provisions. By the terms of such agreements, the executives acknowledge that a breach of some or all of the covenants described therein will entitle us to injunctive relief restraining the commission or continuance of any such breach, in addition to any other available remedies.

In entering into these agreements, the Compensation Committee considered certain legal and tax provisions, fairness to stockholders, tenure of each executive officer and general corporate practice to select the events that will trigger payments under the employment agreements noted below.

Severance Payments

Under their respective employment agreements, Messrs. Lindstrom and David Shackelton and Ms. Tawil would be eligible to receive a severance benefit, upon executing a general release in favor of us in the event of a termination of the executive officer by us without Cause (as defined below). Neither Mr. Umscheid or Mr. Severance is entitled to any severance payment under his offer letter. The severance payment to which Mr. Lindstrom will be entitled is equal to (i) the lesser of (a) his base salary that would have been paid from the date of termination through December 31, 2017 and (b) his base salary in effect at termination, or, (ii) if greater, a payment of six months of base salary, and any bonus earned for the prior completed fiscal year, but not yet paid, and a pro-rata portion of any bonus earned for the then fiscal year through the date of termination. The severance payment to which David Shackelton and Ms. Tawil will be entitled is equal to twelve months’ base salary and any bonus earned for the prior completed fiscal year, but not yet paid, and a pro-rata portion of any bonus earned for the then fiscal year through the date of termination.

Under the employment agreements with Messrs. Lindstrom and David Shackelton and Ms. Tawil, “Cause” is defined as:

●

fraud or theft committed by the employee against us or any of our subsidiaries, affiliates, joint ventures and related organizations, including any entity managed by us (collectively referred to as “Affiliates”), or commission of a felony or any crime involving fraud or moral turpitude;

●	gross negligence of the employee or willful misconduct by the employee that results, in either case, in material economic or reputational harm to us or our Affiliates;

●	breach of any provision by the employee of the employment agreement or breach of any fiduciary duty or duty of loyalty owed to us or our Affiliates;

●

conduct of the employee tending to bring us or our Affiliates into public disgrace or embarrassment, or which is reasonable likely to cause one or more of its customers or clients to cease doing business with, or reduce the amount of business with, the Company or its Affiliates;

●

neglect or refusal by the employee to perform duties or responsibilities as directed by us, the Board or any executive committee established by the Board, or violation by the employee of any express direction of any lawful rule or regulation established by us or the Board or any committee established by the Board which is consistent with the scope of the employee’s duties under the employment agreement, if such failure, refusal, or violation continues uncured for a period 10 days after written notice from us to the employee specifying the failure, refusal, or violation and our intention to terminate the employment agreement for Cause;

●	commission of any acts or omissions by the employee resulting in or intended to result in direct material personal gain to the employee at our or our Affiliates’ expense; or

●	employee materially compromises our or our Affiliates’ trade secrets or other confidential and proprietary information.

Action or inaction by the employee is not considered “willful” unless done or omitted by him intentionally and without his reasonable belief that his action or inaction was in our or our Affiliates’ best interests, and does not include failure to act by reason of total or partial incapacity due to physical or mental illness.

The amount of estimated payments and benefits that would be provided by us (or our successor) to each of the NEOs employed by us as of December 31, 2016, under the employment agreements and the HoldCo LTIP (for those NEOs who participate in the HoldCo LTIP), assuming that such agreement had been in effect and the termination circumstance occurred on December 31, 2016 and did not involve a Change in Control (as defined below) is as follows:

In the event of a termination of employment by the Company without cause, Messrs. Lindstrom and David Shackelton and Ms. Tawil would receive cash severance payments under their employment agreements totaling $650,000, $450,000 and $350,000, respectively. The Company does not provide NEOs with continuation of benefits or accelerated vesting of equity awards upon a termination of employment, and no NEO is entitled to payments or benefits in connection with a termination other than by the Company without cause.

In addition, the HoldCo LTIP provides for pro rata participation by a participant whose employment is terminated more than one year after the date of being granted an award either without cause by the Company or by reason of the participant’s death or disability, which is payable when HoldCo LTIP awards are otherwise paid to other participants in the plan. Assuming a qualifying termination of employment on December 31, 2016, Messrs. Lindstrom and David Shackelton would not have received any payments under the HoldCo LTIP because the closing price of the Company’s Common Stock on December 31, 2016 was less than the threshold stock price under the HoldCo LTIP awards, and Ms. Tawil would have forfeited her award pursuant to the terms of the HoldCo LTIP since she was not employed more than a year with the Company as of December 31, 2016.

Change in Control Payments

Employment Agreements

Certain payment provisions of the employment agreements are also triggered by a “Change in Control.” Under the employment agreements with Messrs. Lindstrom and David Shackelton and Ms. Tawil a “Change in Control” is defined as an event or events, in which:

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any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than (i) us or our subsidiaries, (ii) any fiduciary holding securities under our employee benefit plan or our subsidiaries, or (iii) any company owned by our stockholders), is or becomes the “beneficial owner” of 50% or more of our voting outstanding securities; or

●	we consummate (i) mergers or consolidations as more specifically described in the employment agreements, (ii) a liquidation or (iii) the sale or disposition of all or substantially all of our assets.

The Lindstrom Employment Agreement entitles him to receive (i) the product of two multiplied by his twelve-month base salary; and (ii) a pro-rata portion of any bonus earned for the then fiscal year through the date of termination if a Change in Control occurs during the agreement term and after such Change in Control but prior to the end of the term, he is terminated without Cause.

David Shackelton’s and Ms. Tawil’s employment agreements entitle each of them to receive twelve months’ base salary and a pro-rata portion of any bonus earned for the then fiscal year through the date of termination if a Change in Control occurs during the agreement term and after such Change in Control but prior to the end of the term, such person is terminated without Cause.

Equity Awards

Upon a Change in Control each of Messrs. Lindstrom, David Shackelton, Severance and Umscheid and Ms. Tawil is entitled to an accelerated vesting and payment of stock options and restricted stock awards granted to that executive officer, as applicable. However, for Messrs. Lindstrom and David Shackelton and Ms. Tawil, if the sum of any lump payments, the value of any accelerated vesting of stock options and restricted stock awards, and the value of any other benefits payable to the executive officer, would constitute an “excess parachute payment” (as defined in Section 280G of the IRC), then such lump sum payment or other benefit will be reduced to the largest amount that will not result in receipt by the executive officer of a parachute payment.

The following table quantifies the estimated maximum amount of payments and benefits under the employment agreements, offer letters, and agreements relating to awards granted under our 2006 Plan to which the NEOs employed by us as of December 31, 2016 would have been entitled upon a Change in Control of our Company that occurred on December 31, 2016 and termination of employment, but without giving effect to any reduction for excess parachute payments.

Name	Change in Control Payment ($)	Value of Accelerated Vesting of Equity Awards ($)(1)	Total Termination Benefits ($)(2)
James M. Lindstrom	1,300,000	—	1,300,000
David C. Shackelton	450,000	—	450,000
Sophia D. Tawil	350,000	—	350,000
William Severance	—	180,738	180,738

(1)	No value is included for the HoldCo LTIP awards because the closing stock price of the Company’s Common Stock on December 31, 2016 was less than the threshold stock price under the HoldCo LTIP awards.

(2)	No value has been assigned to any provisions of the employment agreements that remain in force following a Change in Control.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to vote, on a non-binding advisory basis, on the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

The Compensation Committee has considered that the holders of over 86% and 82% of the votes cast at our 2015 and 2016 annual meeting of stockholders, respectively, approved, on an advisory basis the compensation of our NEOs as disclosed in the Proxy Statement for those annual meetings.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” above, our executive compensation programs are designed to attract, motivate, and retain our NEOs, who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” beginning on page 21 for additional details about our executive compensation programs, including information about the fiscal year 2016 compensation of our NEOs.

We believe that the compensation programs offered to our NEOs should support the creation of stockholder value and achievement of our financial goals. Accordingly, our guiding compensation principles focus on:

●	attracting and retaining high-performance leaders;

●	aligning the interests of our executives with those of our stockholders;

●	linking a meaningful portion of executive compensation to performance; and

●	maintaining a significant portion of compensation based on at-risk opportunities tied to total stockholder return over a multi-year period.

Our Compensation Committee has a long history of performance based pay practices and considers numerous factors when setting compensation for our NEOs including:

●	actual and adjusted EBITDA, earnings per share, return on equity performance, and stockholder value created;

●	goals and objectives set for each executive officer at the beginning of the year; and

●	recommendations of an independent third party executive compensation consultant.

Other considerations include individual performance, internal pay comparisons within the executive group at the Company, overall financial performance of the Company, and market data.

Performance based portions of our executive compensation for any given year are awarded primarily based on the respective prior year financial performance. Our annual incentive cash compensation and equity-based compensation programs are designed to be performance-based incentives requiring achievement of performance goals set by the Board in order to earn payouts. Our long-term incentive program is designed to drive extraordinary stockholder value and reward our executives for substantial stockholder value creation. This multi-year program rewards our executives only for sustained returns exceeding 8% compounded annual growth over a specified period. We believe this structure encourages an ownership mentality that incentivizes our management to create stockholder value over a multi-year period.

Our Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company stockholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and disclosure.”

The Say-on-Pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Company values the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board unanimously recommends that you vote “FOR” the compensation of our Named Executive Officers, as disclosed in this Proxy Statement.

PROPOSAL 3 – ADVISORY VOTE TO APPROVE THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In addition to the advisory “Say on Pay” vote set forth in Proposal 2, pursuant to Section 14A of the Exchange Act, our stockholders are also entitled, at least once every six years, to indicate on an advisory basis their preference regarding how frequently we should solicit the “Say on Pay” advisory vote. This non-binding advisory vote is commonly referred to as a “Say on Frequency” vote. By voting on this Proposal 3, stockholders may indicate whether the advisory “Say on Pay” vote should occur every one year, every two years or every three years, or they may abstain from voting. Although the vote is advisory and is not binding on the Board, the Board will take into account the outcome of the vote when considering the frequency of future “Say on Pay” proposals advisory votes.

After careful consideration, our Board has determined that an annual advisory vote on NEO compensation is the most appropriate alternative choice for the Company because it will provide our stockholders the opportunity to react promptly to emerging trends in compensation and will provide the Board and the Compensation Committee the opportunity to evaluate compensation decisions in light of annual feedback from stockholders.

Please note that this proposal does not provide stockholders with the opportunity to vote for or against any particular resolution; rather, it permits stockholders to choose how often they would like us to include a stockholder advisory vote on the compensation of our NEOs on the agenda for the annual meeting of stockholders.

Notwithstanding the recommendation of the Board and the outcome of the stockholder vote, the Board may in the future decide that it is in the best interest of our stockholders and the Company to conduct “Say on Frequency” votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

When voting on this Proposal, you should mark your proxy for “Every 1 Year,” “Every 2 Years” or “Every 3 Years” based on your preference as to the frequency with which an advisory vote to approve NEO compensation should be held. If you have no preference, you may abstain.

The Board unanimously recommends that you vote “Every 1 Year” for the frequency of future “Say on Pay” advisory votes to approve NEO compensation.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2016 was KPMG. The Audit Committee of the Board has selected KPMG as its independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2017.

Although we are not required to do so, we believe that it is appropriate for us to request stockholder ratification of the appointment of KPMG as our independent registered public accounting firm. If stockholders do not ratify the appointment, though it may nevertheless retain KPMG, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment. In addition, even if the stockholders ratify the selection of KPMG, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

The Company has been advised that representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if the representatives desire to do so. It is expected that the representatives will be available to respond to appropriate questions.

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of Mr. Kerley, Ms. Meints and Mr. Wright. Ms. Meints is the Chairperson of the Audit Committee.

The Audit Committee operates under a written charter adopted by the Board, a copy of which is available on the Company’s website at www.prscholdings.com/corporategovernance.

The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of Providence’s internal control over financial reporting as of December 31, 2016, which it made using the criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee has also reviewed and discussed with KPMG, the Company’s independent registered public accounting firm, its review and report on Providence’s internal control over financial reporting. Providence published these reports in its 2016 Annual Report.

The Audit Committee has reviewed and discussed with management and KPMG the audited consolidated financial statements of Providence for the fiscal year ended December 31, 2016. Management represented to the Audit Committee that Providence’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States. The Audit Committee also discussed with representatives of KPMG the matters required to be discussed by Statement on Auditing Standards No. 16 as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee received the written disclosures and the confirming letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with KPMG its independence from Providence.

Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board that the audited financial statements be included in the 2016 Annual Report.

The Audit Committee

Kristi L. Meints (Chairperson)	Richard A. Kerley	Frank J. Wright

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees of Independent Registered Public Accounting Firm

Fees for professional services provided by KPMG, the Company’s independent registered public accounting firm, for the fiscal years ended December 31, 2016 and 2015, in each of the following categories were:

	Fiscal Year Ended December 31,
	2016	2015
Audit fees and fees for services provided in connection with statutory and regulatory filings	$2,809,950	$3,107,040
Audit related fees	37,136	—
Tax fees	1,059,825	1,593,983
All other fees	75,000	100,185
Total	$3,981,911	$4,801,208

Audit Fees. Audit fees consisted of amounts incurred for services performed in association with the annual financial statement audit (including required quarterly reviews), the audit of the Company’s internal control over financial reporting, and other procedures normally required by the independent auditor in order to be able to form an opinion on the Company’s consolidated financial statements.

Audit Related Fees. Audit related fees consisted of amounts incurred for the audit of specific internal controls of one of the Company’s subsidiaries in 2016.

Tax Fees. Tax fees consisted of amounts incurred for professional services rendered by KPMG for tax compliance and tax consulting.

All Other Fees. Other fees primarily consisted of fees incurred for services rendered by KPMG for the audit of information technology security and internal control over protected client health information related to our non-emergency transportation services operating segment.

The Audit Committee has considered and determined that the services provided by KPMG were compatible with KPMG maintaining their independence.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit related, tax services and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee pre-approved all of the foregoing services provided to the Company by KPMG in fiscal years 2016 and 2015.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Pursuant to the proxy rules promulgated under the Exchange Act, Company stockholders are notified that the deadline for providing the Company with timely notice of any stockholder proposal to be submitted within the Rule 14a-8 process for consideration at the Company’s annual meeting to be held in 2018 (the “2018 Annual Meeting”) will be December 29, 2017.

Pursuant to the amended and restated bylaws, in order for a stockholder to bring a proposal (other than proposals sought to be included in the Company’s Proxy Statement pursuant to Rule 14a-8 of the Exchange Act) before, or make a nomination at, the 2018 Annual Meeting, such stockholder must deliver a written notice of such proposal and/or nomination to, or it must be mailed and received by, the Company’s Corporate Secretary at the principal executive offices of the Company, located at 700 Canal Street, Third Floor, Stamford, CT 06902, no earlier than the close of business on February 15, 2018, and not later than the close of business on April 16, 2018. Stockholders are also advised to review the Company’s amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

As to all such matters which the Company does not have notice on or prior to April 16, 2018, discretionary authority shall be granted to the persons designated in the Company’s proxy related to the 2018 Annual Meeting to vote on such proposal.

OTHER MATTERS

On the date we filed this Proxy Statement with the SEC, the Board did not know of any other matter to be raised at the Annual Meeting. If any other matters properly come before our stockholders at this Annual Meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.

ADDITIONAL INFORMATION

The Company files reports and other information with the SEC. Copies of these documents may be obtained at the SEC’s public reference room in Washington, D.C. The Company’s SEC filings are also available on the SEC’s web site at www.sec.gov. Stockholders may also request additional copies of the Company’s 2016 Annual Report, except for exhibits to the 2016 Annual Report, without charge, by submitting a written request to the Company’s Corporate Secretary at 700 Canal Street, Third Floor, Stamford, CT 06902.

HOUSEHOLDING

In order to reduce printing costs and postage fees, the Company has adopted the process called “householding”. Under this procedure, the Company may deliver a single copy of the Notice, and if applicable, this Proxy Statement and 2016 Annual Report to multiple stockholders who share the same last name and address, unless the Company receives contrary instructions from stockholders at that address. Stockholders who participate in householding will continue to receive separate proxy cards, if applicable.

If you prefer to receive multiple copies of the Company’s Notice or Proxy Statement and the 2016 Annual Report, at the same address, you may obtain additional copies by writing to the Company’s Corporate Secretary at 700 Canal Street, Third Floor, Stamford, CT 06902 or by calling (203) 307-2800. Eligible stockholders of record receiving multiple copies of this Proxy Statement and 2016 Annual Report can request householding by contacting the Company in the same manner.

On behalf of the Board of Directors

James M. Lindstrom
Director, President and Chief Executive Officer

April 28, 2017
Stamford, Connecticut

PROVIDENCE SERVICE CORPORATION

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals —

The Board of Directors recommends you vote FOR the following:

1. Election of Class 2 Directors:

Nominees:

	For	Withhold
01 - David A. Coulter	☐	☐
02 - James M. Lindstrom	☐	☐
03 - Leslie V. Norwalk	☐	☐

The Board of Directors recommends you vote FOR the following Proposal:

	For	Against	Abstain
2. A non-binding advisory vote to approve named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote FOR the following Proposal:

The Board of Directors recommends you vote EVERY 1 YEAR on the following Proposal:

	EVERY 1 YEAR	EVERY 2 YEARS	EVERY 3 YEARS	Abstain
3. A non-binding advisory vote to approve the frequency of future non-binding advisory votes to approve named executive officer compensation.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Name and Title of Representative (if applicable)

NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 3 2 8 1 9 0 2

02LNCC

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — THE PROVIDENCE SERVICE CORPORATION

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE PROVIDENCE SERVICE CORPORATION FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2017

The stockholder(s) hereby appoint(s) James M. Lindstrom and Sophia D. Tawil, and each of them, as proxies, with the power to appoint his/her undersigned substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of The Providence Service Corporation (the "Company") that the stockholder(s) is/are entitled to vote at the 2017 Annual Meeting of Stockholders to be held at 11:00 a.m., local time, on June 15, 2017, at The Providence Service Corporation, 700 Canal St., Third Floor, Stamford, CT 06902, and at any adjournment, postponement or rescheduling thereof.

The undersigned hereby acknowledges receipt of the Company's 2016 Annual Report on Form 10-K, Notice of the Company's 2017 Annual Meeting of Stockholders and the 2017 Proxy Statement.

This Proxy Card, when properly executed, will be voted as directed by the stockholder(s). If no such directions are made, this Proxy will be voted for the election of the nominees listed in Proposal 1, for Proposal 2, Every 1 Year for Proposal 3, and for Proposal 4. With respect to such other business that may properly come before the Annual Meeting and any adjournments, postponements or reschedulings thereof, said proxies are authorized to vote in their direction in accordance with their best judgment, subject to the conditions described in the accompanying proxy statement.

YOUR VOTE IS IMPORTANT AND THIS PROXY CARD IS VALID ONLY WHEN SIGNED. PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

YOUR VOTE IS IMPORTANT
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Meeting Attendance
Mark the box to the right if you plan to attend the 2017 Annual Meeting. ☐

C Non-Voting Items

IF VOTING BY MAIL, YOU <u>MUST</u> COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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